Exhibit 10.17

FOUR POINTS CENTRE

BUILDING II

OFFICE LEASE

by and between

NEW TPG-FOUR POINTS, L.P.

and

BIGCOMMERCE, INC.

Dated: November 20, 2012

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(continued)

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(continued)

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(continued)

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(continued)

			Page
	35.5	Expiration of LC	48

	35.6	Landlord’s Transfer	48

	35.7	Bank Obligation	49

36.	Counterparts		49

37.	Relation of Parties		49

38.	Joint and Several Liability		49

39.	Appraisal of the Property		49

40.	Usury		49

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LEASE SUMMARY

This lease summary is made a part of the Lease and it shall be incorporated into the provisions thereof; provided, however, that to the extent that there exists a conflict between this lease summary and the Lease, the Lease shall govern.

Effective Date:	Nov. 20, 2012 (which will be defined as the date that Landlord fully executes and delivers this Lease to Tenant)

Landlord:	NEW TPG-FOUR POINTS, L.P., a Texas limited partnership

Tenant:	BIGCOMMERCE, INC., a Texas corporation

Premises:	32,957 rentable square feet located on the third (3rd) floor (being Suite 300) of the building known as Four Points Centre, Building II located at 11305 Four Points Drive Austin, Texas 78726 and as more particularly described in Section 2 below.

Term:	Five (5) years, commencing on the date that is 150 days following the Effective Date, and ending on the last day of the sixtieth (60th) full calendar month after such date (see Section 4, page 1)

Base Rent:

Months	Annual Base Rent/RSF	Monthly Base Rent
1-12	$15.75	$43,256.06
13-24	$16.25	$44,629.27
25-36	$16.75	$46,002.48
37-48	$17.25	$47,375.69
49-60	$17.75	$48,748.90
(see Section 5 for further provisions)

Permitted Use:	See Section 3

Options/Rights:	Renewal Option; Right of First Refusal

Addresses for Notice:	To Landlord:

New TPG-Four Points, L.P. c/o Thomas Properties Group, LP 2005 Market Street, Suite 3200 Philadelphia, PA 19103, Attn:

with a copy to:

TPG-FP Services, LP

401 Congress Avenue, Suite 1850

Austin, TX 78701

Attention:

and with a copy to:

Bracewell & Giuliani LLP

111 Congress Avenue, Suite 2300

Austin, TX 78701-4061

Telephone:

Telecopy:

To Tenant (prior to the Commencement Date):

BigCommerce, Inc.

2711 West Anderson Lane, #200

Austin, Texas 78757

Attention: Chief Financial Officer

After the Commencement Date:

Tenant at the Premises

FOUR POINTS CENTRE OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made and entered into as of the 20th day of November, 2012 (the “Effective Date”) by and between NEW TPG-FOUR POINTS, L.P., a Texas limited partnership (“Landlord”), and BIGCOMMERCE, INC., a Texas corporation (“Tenant”).

1.	Definitions.

All capitalized terms used in this Lease and not specifically defined in the text shall have the meanings ascribed to them in the glossary attached hereto as Exhibit B and hereby made a part hereof.

2.	Lease of Premises.

Subject to the covenants, terms, provisions and conditions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises (the “Premises”) shown on the drawings attached hereto as Exhibit A, located on the third (3rd) floor (being Suite 300) of the Building. The Premises contain approximately 32,957 Rentable Square Feet. Landlord also hereby grants to Tenant a non-exclusive license to use the Common Area within the Property subject to the covenants, terms, provisions and conditions of this Lease.

3.	Use of Premises.

The Premises shall be used solely for general office purposes consistent with Class A Buildings and Tenant shall not use, or permit others to use, any portion of the Premises or Tenant’s rights in the Property for the Prohibited Uses. The Parking Facility shall be used solely to provide parking for all modes of vehicular transportation.

4.	Term.

The term of this Lease (the “Term”) shall be five (5) years, commencing on the date that is 150 days following the Effective Date (as that date may be extended as a result of Force Majeure, that date is herein referred to as the “Commencement Date”), and ending, without the necessity of any notice from either party, on the last day of the sixtieth (60th) full calendar month thereafter. Landlord shall deliver possession of the Premises broom clean, free of other tenancies and free of any debris or materials, for the construction of the Tenant Improvements therein, in accordance with the Tenant Improvement Letter attached hereto as Exhibit D within 3 days after the Effective Date. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space when such failure is directly due to Force Majeure Events, but the Commencement Date shall be extended by one day for each day of delay by Landlord, beyond 3 days after the Effective Date, in providing possession of the Premises to Tenant as required by the prior sentence. Tenant may take possession of the Premises fifteen (15) days prior to the Commencement Date (the “Pre-Commencement Period”) for the sole purpose of installing furniture, fixtures and equipment or other personal property within the Premises. During the Pre-Commencement Period, Tenant shall be bound by all obligations of this Lease, except that Tenant shall not be obligated to pay Base Rent or its Pro Rata Share of Operating Expenses, but shall be required to pay for extraordinary HV AC services pursuant to Section 9.2 requested by Tenant as a result of such early possession. Within fifteen (15) days of the receipt of a written request of either party, Landlord and Tenant will execute a memorandum in the form of Exhibit C attached hereto, setting forth the dates on which the Term begins and ends.

5.	Rent.

5.1 Items Comprising Rent. In consideration for this Lease, effective as of the Commencement Date, Tenant agrees to pay Landlord the following (hereinafter collectively referred to as “Rent”):

(a) Monthly base rent (“Base Rent”) in accordance with the following table:

Months	Annual Base Rent/RSF	Monthly Base Rent
1-12	$15.75	$43,256.06
13-24	$16.25	$44,629.27
25-36	$16.75	$46,002.48
37-48	$17.25	$47,375.69
49-60	$17.75	$48,748.90

(b) Tenant’s Pro Rata Share of Operating Expenses for the applicable calendar year, as estimated and reconciled by Landlord in accordance with Section 5.3 below; Landlord’s current estimate for Operating Expenses for the current year (i.e., 2012) is $9.72 per square foot of Rentable Area.

(c) Intentionally deleted.

(d) Following the Commencement Date, any actual costs or expenses for goods, services or utilities which are (i) directly attributable to Tenant’s use or occupancy of the Premises and are of the type described in Section 9.2 hereof, and (ii) not otherwise included in Operating Expenses or completely reimbursed to Landlord by any other source or entity.

(e) Those charges which Landlord imposes on Tenant for services pursuant to Section 9.2 of this Lease.

(f) Any sums which Tenant becomes obligated to pay as a result of Tenant’s failure to comply with any of the terms and provisions of this Lease.

(g) Any other amounts due under this Lease.

(h) Notwithstanding anything in the above Section 5.1 (a) to the contrary, applicable monthly Base Rent for all of the Premises shall be abated for the first (1st), thirteenth (13th ) and twenty-fifth (25th) months, respectively, of the Term (each of said months being a “Rent Abatement Period”); provided, however, all other payments required to be paid by Tenant to Landlord pursuant to the Lease shall remain due and payable during any Rent Abatement Period. If at any time during the initial Term Landlord terminates this Lease as a result of an Event of Default of a monetary nature hereunder, the abatement of Base Rent for the Premises provided for herein shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, the full amount of all Base Rent for the Premises herein that is actually abated during any Rent Abatement Periods, multiplied by a fraction, the numerator of which is the number of full calendar months remaining in the Term as of the date Landlord terminates this Lease as a result of an Event of Default of a monetary nature and the denominator of which is 60.

5.2 Time for Payment. Rent due under subparagraphs (a) and (b) above shall be payable in advance on the first (1st) day of each calendar month without prior notice or demand. Notwithstanding the foregoing, Tenant shall submit the sum of $69,951.23 on the execution of this Lease as the Rent payment for the second (2nd) month of the Term. Landlord shall not be obligated to invoice Tenant monthly for Rent due under subparagraphs (a) or (b). All other sums due from Tenant shall be due and payable within thirty (30) days following presentation by Landlord of a written invoice therefor, unless this Lease specifically provides otherwise. All Rent shall be payable in United States dollars and sent to Landlord as follows: (1) if by check, payable to the order of New TPG-Four Points, L.P., c/o Thomas Properties Group, Attn: Rent Receivable, 2005 Market Street, Suite 3200 Philadelphia, PA 19103, or (2) if by wire, using the instructions set forth below:

Bank Name:	Citizens Bank of Pennsylvania
2001 Market Street
Philadelphia, PA 19103
Routing No.:
Account No.:
For Credit To:	New TPG—Four Points, L.P.

Rent for any partial calendar month during the Term shall be prorated on a per diem basis based on a three hundred sixty (360) day year.

5.3 Estimates and Annual Reconciliation of Operating Expenses. Prior to the commencement of each calendar year, or as soon thereafter as possible, Landlord shall furnish to Tenant a statement containing Landlord’s reasonable estimate of Operating Expenses (such statement amount shall be based on a budget prepared by Landlord in accordance with standard industry and accounting practices) for such year and a calculation of Tenant’s Pro Rata Share, which Landlord may re-estimate at any time. Thereafter, Tenant shall pay to Landlord one-twelfth of the amount of its Pro Rata Share on each monthly Rent payment date until further adjustment pursuant to this paragraph. If Landlord’s statement is furnished after the start of the year, then Tenant shall continue to pay the monthly amount of its Pro Rata Share of such expenses due for the prior year and on the next monthly Rent payment date after Tenant receives Landlord’s statement, Tenant shall also pay any excess amounts allocable to the prior months in that year. No later than one hundred eighty (180) days following the end of each calendar year during the Term, Landlord shall furnish to Tenant a statement showing the actual Operating Expenses during said calendar year (“Annual Operating Expenses Statement”). If the Annual Operating Expenses Statement reveals an underpayment, Tenant shall pay such underpayment to Landlord within thirty (30) days (whether or not this Lease has expired or been terminated) after Landlord delivers the Annual Operating Expenses Statement to Tenant, and if the Annual Operating Expenses Statement shows an overpayment, Landlord shall credit the next monthly rental payment(s) of Tenant with an amount equal to such overpayment, or, if the Term has expired, refund the overpayment to Tenant. The obligations set forth in this Section 5.3 shall survive the expiration or earlier termination of the Term. Notwithstanding the foregoing, future increases in Operating Expenses above the actual amounts for the prior calendar year beginning with those expenses for 2012, excluding Real Property Taxes, assessments, insurance, utilities, maintenance expenses and janitorial expenses shall be limited to the lesser of (i) the actual increase or (ii) five percent (5%) (the “Cap”) per year on a cumulative basis.

5.4 Audit Rights. Tenant shall have the right to audit Landlord’s Annual Operating Expenses Statement as set forth in this Section 5.4. In order to exercise Tenant’s right to review the Annual Operating Expenses Statement, Tenant must provide written notice to Landlord of Tenant’s intention to conduct such audit within ninety (90) days after Landlord delivers the Annual Operating Expenses Statement for the applicable calendar year to Tenant and the review will cover only the most recently expired calendar year, and Landlord will not be obligated to provide information with respect to previous calendar years. If Tenant delivers to Landlord a notice pursuant to the preceding sentence, then upon five (5) days prior written notice and during normal business hours at Landlord’s office or such other place as Landlord shall reasonably designate, Tenant shall be entitled to inspect and examine those books and records of Landlord relating to the determination of any item of Operating Expenses paid in the subject calendar year. If, after inspection and examination of such books and records, Tenant disputes the amounts of Operating Expenses charged by Landlord, Tenant, by written notice to Landlord, may request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified public accountant designated by Tenant and reasonably acceptable to Landlord (such accountant may not be compensated on a contingency fee or similar basis relating to the results of such audit). If, within ten (10) days after Landlord’s receipt of Tenant’s notice requesting an audit, Landlord and Tenant are unable to agree upon a certified public accountant to conduct such audit, then Tenant may designate a national or regional firm of certified public accountants not then employed by Landlord or Tenant to conduct such audit. Tenant acknowledges and agrees that any records of Landlord reviewed under this Section 5.4 (and the information contained therein) constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or it’s accountant, to anyone other than the Tenant’s accountants performing the review and the principals, employees and representatives of Tenant who receive the results of the review. Any accounting firm engaged to perform such an audit will be required to sign a nondisclosure agreement reasonably acceptable to Landlord. If the audit discloses that any item of Operating Expenses billed to Tenant was incorrect, the appropriate party shall pay the other party the deficiency or overpayment, as applicable. All costs and expenses of the audit shall be paid by the Tenant unless the audit shows that Landlord overstated Operating Expenses by more than three percent (3%) for the applicable calendar year, in which case Landlord shall pay all costs and expenses of the audit.

6.	Intentionally Deleted.

7.	Failure of Building Systems.

(a) To the extent any of the services described in Section 9 require electricity, gas, water or other services supplied by public or private utility providers, Landlord’s covenants hereunder shall impose on Landlord only the obligation to use commercially reasonable efforts to cause the applicable utility providers to furnish the same. Any failure or defect in the services shall not be construed as an eviction of Tenant, entitle Tenant to any damages from Landlord, or, except as expressly provided herein, entitle Tenant to any reduction, abatement, offset, or refund of Rent. Landlord shall not be in breach or default under this Lease, provided Landlord uses commercially reasonable diligence during normal business hours to restore any such failure after Landlord receives written notice thereof.

(b) If the Premises or any portion thereof are rendered Untenantable and are not used by Tenant for a period of five (5) consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such matters (the “Eligibility Period”) as a result of failure in the water, sewage, air conditioning, heating, ventilating, life safety systems, electrical systems of the Building or access to the Building, Tenant’s Base Rent and Tenant’s Pro Rata Share of Operating Expenses shall be reduced and abated after the expiration of the Eligibility Period for such time as the Premises (or portion thereof, as the case may be) remain Untenantable, in the same proportion as the Rentable Area rendered Untenantable bears to the total Rentable Area of the Premises; provided, however, there shall be no abatement of Rent: (i) if Landlord provides to Tenant other space in the Buildings which is reasonably suited for the temporary operation of Tenant’s business and pays all costs associated with moving the furniture, fixtures and equipment (and otherwise building out the space) Tenant requires in such space (provided further, however, that Tenant shall still be entitled to an abatement for the period of time between the Eligibility Period and the date that Landlord makes such other space available to Tenant in a built out condition that is reasonably satisfactory to Tenant and otherwise ready for the operation of Tenant’s business); (ii) if the failure is caused in whole or in part by a governmental directive, failure of a utility provider to provide service to the Premises or by the negligent or willful acts or omissions of any Tenant Parties; (iii) to the extent such failure is caused by a fire or other casualty; or (iv) for any situation described by Section 9.4. As used herein, “Untenantable” means the Premises is in a condition not reasonably usable or accessible by Tenant or its employees for the conduct of its business, and, as a result of such condition, Tenant does not use the Premises in a manner substantially consistent with its ordinary conduct of business therefrom. Notwithstanding the foregoing, during any abatement of Rent period under this Lease, Tenant shall pay Landlord as Rent (other than Operating Expenses) Landlord’s normal and actual charges for all services and utilities provided to and used by Tenant during the period of the abatement of Rent.

(c) Subject to the provisions of Section 7(a) above, Landlord shall not otherwise be liable to Tenant for any such failure, stoppage or interruption of any services or utilities or unavailability of access to the Property and such shall not be construed as an eviction of Tenant nor shall such entitle Tenant to any reduction, abatement, offset, or refund of Rent or to any damages from Landlord except as provided for herein, nor shall Landlord be in breach or default under this Lease. Landlord agrees to use reasonable diligence to restore any such failure, stoppage or interruption of services or utilities or unavailability of access to the Property after Landlord receives notice thereof from Tenant. Subject to the provisions of Sections 7(a) and 7(b), above, Tenant hereby waives and disclaims, and agrees not to claim or assert, all present and future rights to assert that any such obligation of Landlord entitles Tenant to any counterclaim or any reduction, abatement, offset, or refund of Rent.

8.	Initial Tenant Improvements; Allowance; AS-IS.

8.1 Initial Tenant Improvements. Tenant shall construct the Tenant Improvements to the Premises in accordance with, and subject to, the terms and conditions of the Tenant Improvement Letter attached hereto as Exhibit D.

8.2 Allowance. Subject to Exhibit D and provided no Event of Default exists and is continuing without having been remedied (it being agreed that if such Event of Default shall be cured by Tenant prior to Landlord’s exercise of the Landlord’s remedies specified in Section 23.2, (a), and/or (b) of this Lease, then Tenant shall be entitled to the Tenant Improvement Allowance), Landlord shall make available to Tenant up to $1,318,280.00 (the “Tenant Improvement Allowance”) (calculated as $40.00 for each of 32,957 Rentable Square Feet) to be used for and in connection with (i) the purchase, installation and construction of the Tenant Improvements, (ii) space planning, architectural and engineering expenses related to the Tenant Improvements, (iii) plan review, permits, inspections and other governmental requirements and approvals relating to the Tenant Improvements, (iv) construction management services relating to the Tenant Improvements, and (v) any and all costs, expenses, fees and charges incurred in connection with the Tenant Improvements and/or the items described in (i) through (iv) above. Notwithstanding the foregoing specified uses for the Tenant Improvement Allowance, Tenant may use up to $2.00 per Rentable Square Foot of the Tenant Improvement Allowance as reimbursement for actual moving expenses and data and cabling expenses upon the presentation of an invoice of such costs to Landlord. If the Tenant Improvement Allowance is insufficient to defray the entire cost of the Tenant Improvements, the balance shall be paid entirely by Tenant pursuant to the terms and conditions specified in Exhibit D. Landlord has no obligation to advance more than the Tenant Improvement Allowance for any items under any circumstances.

8.3 Building Shell Condition. Landlord or its general contractor, at Landlord’s sole cost and expense, shall complete on or before the Effective Date all improvements to the Building and Property necessary to satisfy the shell condition described upon Exhibit H attached hereto.

8.4 AS-IS. TENANT AGREES THAT IT IS NOT RELYING ON ANY WARRANTY OR REPRESENTATION MADE BY LANDLORD, LANDLORD’S AGENTS, OR ANY BROKER CONCERNING THE USE OR CONDITION OF THE PREMISES, COMMON AREAS OR THE PROPERTY. TENANT ACKNOWLEDGES AND AGREES THAT IT HAS INSPECTED THE PREMISES AND THAT IT ACCEPTS THE PREMISES IN THEIR PRESENT “AS-IS, WHERE IS” PHYSICAL CONDITION, WITHOUT ANY OBLIGATION BY LANDLORD TO PAINT, REDECORATE, OR PERFORM ANY OTHER WORK IN, ON OR ABOUT THE PREMISES AT ANY TIME, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS LEASE. LANDLORD, ANY AGENT OF LANDLORD AND ANY BROKER HAVE NOT MADE, AND WILL NOT MAKE, ANY WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PREMISES, THE BUILDING, COMMON AREAS OR ANY OTHER PORTION OF THE PROPERTY. LANDLORD EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF SUITABILITY, HABITABILITY OR MERCHANTABILITY; IT BEING UNDERSTOOD THAT THE FOREGOING SHALL NOT BE CONSTRUED TO DIMINISH THE OBLIGATIONS OF LANDLORD THAT ARE EXPRESSLY SET FORTH IN THIS LEASE.

9.	Utilities and Services.

9.1 Landlord Obligations. Landlord shall furnish the following services and utilities to the Premises, the cost of which shall be included in Operating Expenses except as specifically provided otherwise herein, during Normal Working Hours except as provided for herein, subject to Landlord’s reasonable rules and regulations from time to time, provided such rules and regulations shall be applied uniformly to Tenant and all other tenants in the Buildings.

(a) HVAC. Landlord shall furnish heating, ventilation and air conditioning (“HVAC”) during Normal Working Hours in the Premises, common area hallways, lobbies and bathrooms as necessary in Landlord’s reasonable judgment for the comfortable use and occupancy of these areas as maintained in comparable buildings not owned or controlled by Landlord or an affiliate in close proximity to the Building (with good faith efforts to try and maintain temperatures between 72 and 76 degrees Fahrenheit), subject to compliance with all applicable mandatory governmental regulations and laws. Tenant shall not, without Landlord’s prior written consent, use any equipment or lighting not typically found in other tenant spaces in the Building which generate excessive heat and thereby affects the ambient temperature otherwise maintained in the Premises by the HVAC system under normal operation. In the event such equipment or lighting affects the ambient temperature, as reasonably and objectively determined by Landlord, and Tenant does not discontinue using such item(s) within five (5) business days following Tenant’s receipt of Landlord’s written notice specifying the non-typical equipment or lighting, Landlord shall have the right to install any machinery or equipment which Landlord reasonably determines necessary to restore temperature balance, including, without limitation, modifications to the standard air conditioning equipment, and the actual, reasonable out-of-pocket cost thereof, including the cost of installation and any additional cost of operation and maintenance incurred thereby, shall be paid by Tenant to Landlord within fifteen (15) business days following Tenant’s receipt of Landlord’s written invoice with reasonable substantiation for all amounts. Landlord makes no representation with respect to the adequacy or fitness of the HV AC equipment in the Building to maintain temperatures which may be required for, or because of, any equipment of Tenant, and Landlord shall have no liability for loss or damage in connection therewith.

(b) Electricity. Landlord agrees to make available electrical services twenty-four (24) hours per day, 365 days per year in the amount necessary to service (i) all electrical devices and equipment in the Premises (not to exceed seven (7) watts per Rentable Square Foot in the Premises as specified below excluding equipment, if any, for which Tenant is already paying additional rent (e.g., a separate, non-base Building HVAC system), and (ii) common area restrooms, common areas and parking facilities for the Building at no additional cost to Tenant in excess of Tenant’s Pro Rata Share of Operating Expenses. Landlord shall furnish to the Premises electric current sufficient for HVAC (excluding any supplemental HVAC that is installed by Tenant or Landlord with respect to Tenant’s use or occupancy of the Premises) and, in addition to the electric current provided for said HV AC, electric current in accordance with the following specifications: (i) 2 watts per Rentable Square Foot of high voltage (480/277 volt) connected load for lighting facilities and other high voltage uses and (ii) 5 watts per Rentable Square Foot for low voltage (120/280 volt) connected load for outlets and other low voltage usage. Any costs to modify the existing electrical facilities that serve the Premises (including risers, transformers, and panel boxes) to provide such electrical capacity shall be borne by Tenant. Without the prior written consent of Landlord, which consent shall not be unreasonably conditioned, withheld or delayed, Tenant shall not install or operate any machinery, appliances or equipment in the Premises which (a) uses electrical current exceeding thirty (30) amperes at 110 volts on a single circuit, or (b) in any way increases the amount of electricity consumed in the Premises above the seven (7) watts per square foot amount stated above, and shall pay periodically as additional rent the additional expense incurred by the Landlord as a result thereof if Landlord (i) documents such excess usage, (ii) provides Tenant written notice of its findings, and (iii) Tenant does not reduce its consumption within thirty (30) days of its receipt of Landlord’s written notice. Landlord shall have the right from time to time to measure, using established commercially reasonable and objective calculation methods or one or more temporary or permanent submeters or other devices, the consumption of electricity by the Premises. The cost of such measuring shall be borne by Landlord unless such measuring indicates that the electricity being consumed upon the Premises exceeds seven (7) watts per square foot of rentable area in the Premises for lighting and Tenant’s equipment excluding any equipment for which Tenant is already paying additional rent (e.g., a separate, non-base Building HV AC system) for electric consumption, in which event Tenant shall reimburse Landlord for the actual out-of-pocket cost of such measuring (which cost shall not exceed the cost Landlord charges therefor to other tenants in the Building), and shall in addition pay to Landlord monthly, as additional rent, the cost incurred by Landlord thereafter in furnishing such additional electricity to the Premises, which cost shall be calculated based on the actual cost of electrical service charged by the service provider and estimated by Landlord using its reasonable discretion. In the event Tenant’s electrical usage exceeds the seven (7) watts amount stated above and is documented as provided for herein, Landlord shall have the right to separately meter (and separately charge Tenant for the cost of installing a meter(s) (the “Submeter”) and for electrical usage metered thereby). In the event a Submeter is installed, Landlord shall on a monthly basis (and no more than once per month), during the Term and any extension(s) thereof, read the Submeter to determine the amount of the electricity consumed in the Premises since the last reading of the Submeter and then compute the cost of the electricity consumed by multiplying the cost per kilowatt hour charged by the electric utility provider to Landlord for that period by the amount of the kilowatt hours consumed. Promptly after such reading but no more than once per month, the Landlord shall invoice the Tenant for (i) the cost of the electric consumption in the Premises, and such amount shall be due and payable within thirty (30) days of Tenant’s receipt of the invoice (it being understood that such payments are not due at the same time as other payments of Rent hereunder). Tenant shall also have the right (at its sole cost and expense, and subject to Landlord’s approval regarding the design, installation and location thereot) to elect to have Submeters on the Premises, and once those Submeters are installed, then Tenant shall be charged directly for the electricity consumed within the Premises and Tenant shall no longer be responsible for the component of Operating Expenses for electricity consumed within the Premises.

(c) Elevators. Landlord shall furnish passenger elevator service to the Premises at all times.

(d) Water. Landlord shall make available water for normal lavatory and drinking purposes to be drawn from the public lavatory in the core of the floor on which the Premises are located. Subject to Landlord’s approval of Tenant’s Plans (as set forth in the attached Exhibit D), Tenant (at Tenant’s sole cost and expense, but which may be made from the Tenant Improvement Allowance) may tap into the Building’s infrastructure to supply water to the Premises for kitchen and other related purposes.

(e) Janitorial. Landlord shall provide janitorial service in accordance with the specifications attached hereto as Exhibit F and made a part hereof. Landlord shall not be required to provide more than Building standard janitorial services for portions of the Premises used for storage, mailroom, kitchen or other ancillary purposes, nor shall Landlord be required to provide janitorial services to areas obstructed or locked by Tenant (unless such locked office is on a master key allowing access to janitorial staff), or used as a lavatory, other than the lavatory rooms shown on the floor plan of the Premises attached hereto as Exhibit A.

(f) Access. Landlord shall furnish Tenant’s employees access to the Building, Premises and the Parking Facility on a seven (7) day per week, twenty four (24) hours per day, 365 days per year basis, subject to compliance with such reasonable security measures and reasonable rules and regulations as shall from time-to-time be in effect for the Buildings and/or the Property, and Landlord’s maintenance activities. If devices are required to access the Parking Facility or the Building, then Landlord shall provide those items to Tenant and Tenant’s employees, contractors and others designated by Tenant initially free of charge at a rate of four devices per 1,000 RSF of the Premises (as of the date of this Lease); and if, as and when Tenant increases the square footage of the Premises, Tenant shall maintain parking in at least the same ratio. In the event Tenant loses any of such items, any replacements thereof shall be subject to the Building standard charge. Landlord agrees to provide advance notice to Tenant of all rules and regulations applicable to the Parking Facility.

(g) Common Areas. Landlord shall maintain the Parking Facility, common area lighting, landscaping and driveways on the Property and the common areas of the Buildings, including, without limitation, the restrooms, elevators and hallways, and the rooms and/or other areas utilized to provide services- e.g. electrical, mechanical, elevator- to all the occupants of the Building (collectively the “Common Area”), in good order and repair and in a clean condition.

(h) ADA. Landlord shall use commercially reasonable efforts to cause the Buildings (other than the Premises, which shall be the responsibility of Tenant) to meet the requirements imposed by the Americans with Disabilities Act (“ADA”) and Texas Accessibility Standards (“TAS”). Should the Buildings not be in compliance with ADA or TAS, Landlord shall make any changes or alterations required to so comply, it being further agreed that all expenses of such compliance shall be included as Operating Expenses. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Applicable Laws and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Applicable Laws. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment as provided in this Section 9.1(h). Any improvements needed to comply with the ADA or the TAS now or in the future in the Premises shall be performed by Tenant, at the sole cost and expense of Tenant.

(i) Other Services. Landlord shall provide the following additional services and/or equipment:

(1) washing of the outside windows in the Premises no less than one (I) time per calendar year;

(2) pest control for the Premises and Building;

(3) sprinkler and fire alarm systems as required by governmental authorities for the Premises and Building;

(4) interior plant maintenance in the common areas of the Building;

(5) landscaping services; and

(6) security services for the Building. Notwithstanding the provision of such security services, LANDLORD SHALL HAVE NO RESPONSIBILITY TO PREVENT, AND SHALL NOT IN ANY WAY BE LIABLE TO TENANT FOR LIABILITY OR LOSS TO TENANT, ITS EMPLOYEES, AGENTS, CONTRACTORS AND THEIR RESPECTIVE EMPLOYEES, TENANT’S CUSTOMERS, INVITEES, LICENSEES, SERVANTS AND VISITORS ARISING OUT OF LOSSES DUE TO THEFT, BURGLARY OR DAMAGE OR INJURY TO PERSONS OR PROPERTY, EXCEPT TO THE EXTENT THE LOSS WAS CAUSED BY THE NEGLIGENCE, RECKLESSNESS, OR WILLFUL MISCONDUCT OF LANDLORD OR ITS EMPLOYEES.

Unless specified to the contrary in this Lease, all of the services stated herein shall be provided at a level which is equal to that found in comparable, multi-tenant Class A office buildings in Austin, Texas.

9.2 Extraordinary Services. Landlord may impose a charge and establish rules and regulations for any of the following: (a) the use of any HV AC by Tenant outside of Normal Working Hours, the charge for which is currently $50.00 per floor per hour; (b) additional or unusual janitorial services requested by Tenant in excess of the services specified in Exhibit F caused by the carelessness of Tenant or due to non-Building standard improvements in the Premises requiring non-standard janitorial services (i.e., private restrooms), or, if provided outside of the janitorial schedule agreed upon between Landlord and Tenant, due to the operation of Tenant’s business outside of Normal Working Hours that leads to Landlord not being able to provide janitorial services in accordance with such agreed upon schedule; (c) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord’s normal cleaning of the Premises; and (d) any other services not otherwise included in Operating Expenses provided pursuant to a written request by Tenant or otherwise agreed upon in writing between landlord and Tenant.

9.3 Telephone. Tenant shall make its own arrangements for telephone and other communication services, and Landlord shall have no liability or obligation in connection therewith other than to provide reasonable access to the Building telephone closets.

9.4 Governmental Interruption in Utility Services. Landlord shall not be liable for damages or otherwise for failure, stoppage or interruption of any services or utilities or unavailability of access to the Property, nor shall the same be construed either as an eviction of Tenant, or result in an abatement of Rent (except as provided in Section 7), when such failure is caused by Force Majeure Events. If any governmental entity imposes mandatory controls or guidelines on Landlord or the Property or any part thereof, relating to the services provided by Landlord, or the reduction of emissions, Landlord may make such alterations to the Buildings or any other part of the Property related thereto and take such other steps as are necessary to comply with such controls and guidelines, the cost of such compliance and alterations shall be included in Operating Expenses, and Landlord shall not be liable therefor, for damages or otherwise, nor shall the same be construed either as an eviction of Tenant, or result in an abatement of Rent.

10.	Alterations.

10.1 Restriction on Alterations. Except for the Tenant Improvements specified in Exhibit 0 of this Lease, Tenant shall make no alteration, repair, addition or improvement in, to or about the Premises (collectively, “Alterations”), including, without limitation, the installation of any data or telecommunications cable, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and it shall be reasonable for Landlord to require, among other things, some or all of the following: (a) the right to reasonably approve the plans and specifications for any work; (b) the right to reasonably require supplemental insurance satisfactory to Landlord and naming each of Landlord and Manager as an additional insured; (c) the right to require reasonable forms of waivers of liens (using statutory forms where applicable) prior to commencement of work and/or unconditional lien releases for work completed; (d) reasonable requirements as to the manner in which or the time or times at which work may be performed; and (e) the right to reasonably approve the contractor or contractors to perform Alterations, which approval shall not be unreasonably conditioned, withheld or delayed. In addition, all Alterations that involve the installation of data or communications cable shall be subject to the terms and conditions of the voice and data cabling specifications adopted by Landlord from time to time and delivered to Tenant upon Tenant’s request for the same. Any modifications to any Alterations or Tenant Improvements will require the consent of Landlord in accordance with this Section 10.1.

All Alterations shall be compatible with a first class office building complex and completed in accordance with Landlord’s requirements and all applicable rules, regulations and requirements of governmental authorities and insurance carriers. The outside appearance, character or use of the Building shall not be affected by any Alteration, and no Alteration shall weaken or impair the structure of the Building or create the potential for unusual expenses to be incurred upon the removal of the Alterations and the restoration of the Premises upon the termination of this Lease. No part of the Building outside of the Premises shall be affected by any Alteration. The proper functioning of the Building Systems and Service Facilities shall not be affected by any Alteration and there shall be no Alteration which interferes with Landlord’s access to the Building Systems or interferes with the moving of Landlord’s equipment to or from the enclosures containing the Building Systems. Tenant shall not be permitted to install and make part of the Premises any materials, fixtures or articles which are subject to liens, conditional sales contracts or chattel mortgages other than trade fixtures, furniture and equipment. Tenant shall reimburse Landlord for its actual, reasonable out-of-pocket expenses incurred in reviewing plans and inspecting all Alterations (other than the Tenant Improvements) to assure compliance with Landlord’s requirements, including any out-of-pocket costs for engineering review. Landlord’s review of any such plans or specifications or Alterations shall not constitute an express or implicit covenant or warranty that any such plans or specifications submitted by Tenant or Alterations to be constructed or as constructed by Tenant are safe or that the same comply with Applicable Laws. Further, Tenant shall indemnify, protect, defend and hold Landlord harmless from any loss, cost or expense, including reasonable attorneys’ fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Alterations. If requested by Landlord, Tenant shall provide Landlord with copies of all contracts, receipts, paid vouchers, and any other documentation (including, without limitation, “as-built” drawings, air/water, balancing reports, permits and inspection certificates) in connection with the construction of such Alterations. Tenant shall promptly pay all costs incurred in connection with all Alterations. Any increase in any tax, assessment or charge levied or assessed as a result of any Alterations shall be payable by Tenant.

Notwithstanding anything in this Section 10.1 to the contrary, Tenant shall have the right to make cosmetic improvements to the interior of the Premises (such as painting, carpeting and wallpapering) without Landlord’s prior consent, provided that: (i) the cosmetic improvements do not impair the structural integrity, operation or value of the Building; (ii) such improvements do not cost in excess of $25,000 per project; and (iii) Tenant shall, prior to the commencement of the work, deliver to Landlord waivers of liens and proofs of contractor insurance, in form reasonably acceptable to Landlord, from all contractors performing such work and plans indicating the nature of the proposed improvements

10.2 Removal and Surrender of Fixtures and Alterations. Any Alterations and the Tenant Improvements installed in the Premises pursuant to Exhibit D, and/or tenant improvements which are made to any additional space leased by Tenant in excess of the Rentable Area of the Premises (“Future Tenant Improvements”), which are attached to, or built into, the Premises, shall at the end of the Term become the property of Landlord and shall be surrendered with the Premises, unless Landlord notifies Tenant at the time it approves the Alterations, Tenant Improvements or Future Tenant Improvements that Landlord will require Tenant to remove such Alterations, Tenant Improvements or Future Tenant Improvements at the end of the Term. Tenant shall repair any damage to the Premises, the Building and any other part of the Property caused by the removal of any such Tenant Improvements, Alterations or Future Tenant Improvements all at Tenant’s sole expense to the reasonable satisfaction of Landlord. With respect to Tenant Improvements installed in the Premises pursuant to Exhibit D, Landlord shall own such Tenant Improvements and such Tenant Improvements shall become part of the Premises leased to Tenant hereunder. Landlord may, in its sole discretion, require Tenant to remove any data or telecommunications cable at the end of the Term, provided that Landlord shall provide written notice requesting the removal of such cable no less than sixty (60) days before the end of the Term. If Landlord does not provide such written request, Tenant shall have no obligation to remove any cable. The obligations of Tenant under this Section 10.2 shall survive the expiration or earlier termination of the Term.

10.3 Tenant’s Fixtures. Tenant shall have the right to install moveable, unattached trade fixtures, machinery and equipment (excluding Alterations, which are governed by Sections 10.1 and 10.2 hereof) required by Tenant or used by it in its business (collectively, “Tenant’s Property”), provided that same do not exceed applicable safe floor loads or otherwise impair the structure or Building Systems of the Building and further provided that Tenant’s Property shall be limited to items normally used for the permitted usage of the Premises. Except to the extent (if any) paid for by Landlord, in cash or by way of any credit or allowance provided hereunder, Tenant’s Property shall be and remain Tenant’s personal property and shall be removed by Tenant prior to the end of the Term. Tenant shall repair and restore any damage to the Premises and Building caused by such installation or removal.

11.	Maintenance and Repairs.

11.1 Tenant’s Obligations. Tenant shall maintain the Premises in a clean, safe, and good condition wear and tear, and damage by casualty or condemnation covered by Sections 13 and 14 of this Lease excepted, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Except as otherwise covered by Landlord’s insurance, Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Property caused by any negligence or willful misconduct of Tenant or any other Tenant Parties. Tenant shall perform all maintenance, repairs or replacements in a good, workmanlike and lien-free manner, consistent with the quality of labor and materials used in the Building and in accordance with all Applicable Laws. If Tenant fails to make such repairs or replacements within 15 days after Landlord’s written request to make such repair or replacement, then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises or affects the structure or exterior of the Buildings or affects the Building Systems, then Landlord may elect to repair such damage at Tenant’s expense (unless said repair is otherwise covered by Landlord’s insurance or would have been covered by Landlord’s insurance had Landlord obtained the insurance required in Section 12.5), rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under this Section 11.1 shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.

11.2 Landlord’s Obligations. Subject to Section 13 of this Lease, Landlord shall repair and maintain consistent with the quality of labor and materials used in the Building, defects in, and damage to, the Building Systems serving or located on the Premises, and other portions of the Common Area or Property not leased to Tenant or other tenants, including, but not limited to, the exterior walls, windows, roof, foundation, Common Areas, structural portions and the mechanical, electrical, plumbing and HV AC systems serving the Premises, Buildings and Property, as well as the Parking Facility and driveways serving the Buildings and Property. If such maintenance and repair is required by the act, neglect, misuse, fault or omission of any of the Tenant Parties, then Tenant shall pay the cost of such maintenance and repairs (unless such maintenance and repair is otherwise covered by Landlord’s insurance or would have been covered by Landlord’s insurance had Landlord obtained the insurance required in Section 12.5) within thirty (30) days after Landlord has invoiced Tenant therefor, but only to the extent that the cost of any such maintenance and repairs are directly caused by and attributable to Tenant or the Tenant Parties. If any repairs are required or elected to be made by Landlord, Tenant shall permit Landlord to remove Tenant’s fixtures, inventory, equipment and other property to the extent required to enable Landlord to make such repairs.

11.3 Waiver of Liability. Landlord shall not be liable for any injury to persons or property arising from any repairs, maintenance, alteration or improvement in or to any portion of the Property or the Building, including the Premises, or any personal property located therein, including, without limitation, Tenant’s Property, UNLESS LANDLORD OR ITS EMPLOYEES OR AGENTS ARE NEGLIGENT OR RECKLESS IN PERFORMING SUCH REPAIRS, MAINTENANCE, ALTERATIONS OR IMPROVEMENTS, AND SUCH NEGLIGENCE OR RECKLESSNESS IS A CONTRIBUTING OR PROXIMATE CAUSE OF THE LOSS OR DAMAGE, OR ANY INJURY OR LOSS RESULTING FROM LANDLORD’S BREACH OF THIS LEASE. FURTHER, NO INDEMNIFIED PARTIES SHALL BE LIABLE FOR ANY DAMAGE TO PERSONS OR PROPERTY CAUSED BY OTHER TENANTS OR OTHER PERSONS IN OR ABOUT THE PROPERTY OR FOR ANY CONSEQUENTIAL DAMAGES ARISING OUT OF ANY LOSS OF USE OF THE PREMISES OR ANY EQUIPMENT OR FACILITIES THEREIN BY TENANT OR ANY PERSON CLAIMING THROUGH OR UNDER TENANT. Tenant waives and releases its right (if any) to make repairs at Landlord’s expense under Applicable Law.

12.	Insurance; Waiver of Subrogation.

Tenant shall at all times during the Term (and prior to the Term with respect to any activity of Tenant at the Property) and at its own cost and expense procure and continue in force insurance as follows:

12.1 Liability Insurance. Workers’ compensation insurance, employer’s liability insurance, automobile liability, commercial general liability insurance and commercial umbrella or excess liability insurance adequate to protect Tenant and Landlord against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Premises. The limits of liability under the workers’ compensation policy shall be at least equal to the greater of the statutory requirements therefor or $1,000,000 per bodily injury, each accident; bodily injury, by disease, each person; and bodily injury, by disease, policy limit. The limits of liability under the employer’s liability policy shall be at least $1,000,000.00 per bodily injury, each accident; bodily injury, by disease, each person; and bodily injury, by disease, policy limit. The commercial general liability policy shall be in an amount of not less than $2,000,000.00 per occurrence and in the aggregate. The automobile liability policy shall be in an amount of not less than $1,000,000.00 per occurrence. The umbrella/excess policy shall be in an amount of not less than $4,000,000.00. Not more frequently than once each two (2) years, if, in the reasonable and documented opinion of Landlord or Landlord’s mortgagee or of the independent insurance broker retained by Landlord, the amount of Tenant’s commercial general liability coverage at that time is not adequate, Tenant shall increase such liability insurance coverages as reasonably required by Landlord; provided, however, such increases shall not exceed commercially reasonable insurance coverages required to be carried by tenants leasing comparable office space in Class A Buildings.

12.2 Property Insurance. Insurance covering all Tenant Improvements and Alterations, trade fixtures, merchandise and other personal property from time to time in, on or upon the Premises, including, Tenant’s Property, from time to time during the Term, providing protection against any peril included within the classification “Causes of Loss – Special Form”

(formerly known as “All Risk Coverage”), together with insurance against sprinkler water damage, vandalism and malicious mischief. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease due to any casualty, the proceeds of such insurance shall be paid to Landlord and Tenant, as their interests appear in the insured property. The full replacement value of the items to be insured under this paragraph shall be determined by Tenant and acknowledged by the company issuing the insurance policy by the issuance of an agreed amount endorsement at the time the policy is initially obtained, and shall be increased from time to time if and to the extent necessary to maintain full replacement value coverage.

12.3 Business Interruption Insurance. Loss of income or business interruption insurance in the amount of $250,000.00 to reimburse Tenant for direct and indirect loss of earnings, if any, and extra expenses associated with the displacement of Tenant’s business in the event of the damage of or destruction of the Premises by a fire or other casualty.

12.4 Policy Requirements.

(a) All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies, licensed to do business in the State of Texas and reasonably acceptable to Landlord. Insurance companies rated A:IX or better by Best’s Insurance Reports shall be deemed acceptable.

(b) Each policy shall be written on an “occurrence” basis and shall have a deductible or deductibles, if any, which do not exceed the deductible amount(s) generally maintained by similarly situated tenants in Class A Buildings, as determined by Landlord. Each policy (except the workers’ compensation, employer’s liability, and business interruption policy) shall name Landlord and Landlord’s lender and their respective members, managers, partners, officers, directors, agents and employees as additional insureds, as their interests may appear and the commercial general liability policy shall also name Manager as an additional insured. Certificates evidencing the existence and amounts of such insurance shall be delivered to Landlord by Tenant at least thirty (30) days prior to Tenant’s occupancy of any portion of the Premises, and in any event, prior to any activity of Tenant at the Property. No such policy shall be cancelable except after thirty (30) days’ prior written notice to Landlord from the carrier of any such policy. Tenant shall provide Landlord with originals of the endorsement(s) to Tenant’s commercial general liability insurance policy and all risks property insurance policies which include the following exact wording:

It is agreed that New TPG-Four Points, L.P. and Thomas Properties Group, LP, and their respective members, managers, partners, officers, directors, affiliates, agents and employees are additional insureds. The coverage under this policy is primary insurance with respect to liability arising out of the ownership, maintenance or use of the premises leased to BigCommerce, Inc.

Tenant shall, at least thirty (30) days prior to the expiration of any such policy, furnish Landlord with renewals or “binders” thereof. Should Tenant at any time neglect or refuse to provide the insurance required by this Lease, or should such insurance be canceled, Landlord shall have the right, but not the duty, in addition to all other rights and remedies provided herein, to procure the same and Tenant shall pay the cost thereof as Rent promptly upon Landlord’s demand. Tenant will deliver copies of its policies and endorsements to Landlord within twenty (20) days after Landlord’s written request therefor.

(c) The policies of insurance required to be carried by Tenant shall be primary and non-contributing with, and not in excess of any other insurance available to Landlord. The cost of defending any claims made against any of the policies required to be carried by Tenant shall not be included in any of the limits of liability for such policies. Tenant shall immediately report to Landlord, and promptly thereafter confirm in writing, the occurrence of any injury, loss or damage incurred by Tenant, or Tenant’s receipt of notice or knowledge of any claim by a third party or any other occurrence, that might give rise to such claims. It shall be the responsibility of Tenant not to violate nor knowingly permit to be violated any condition of the policies required by this Lease.

(d) If any of the liability insurance policies required to be maintained by Tenant pursuant to this Section contains aggregate limits which apply to operations of Tenant other than those operations which are the subject of this Lease, and such limits are diminished by more than $200,000.00 after anyone or more incidents, occurrences, claims, settlements, or judgments against such insurance, Tenant shall take immediate steps to restore aggregate limits or shall maintain other insurance protection for such aggregate limits. Any policy of property insurance required hereunder may be in “blanket coverage” form, provided any such “blanket coverage” policy (i) specifically provides that the amount of insurance coverage required hereunder shall in no way be prejudiced by other losses covered by the policy or (ii) is in an amount not less than the sum of one hundred percent (100%) of the actual replacement costs of all of the properties covered under such “blanket coverage” insurance policy. Neither the issuance of any such property insurance policy nor the minimum limits specified in this Section shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

12.5 Landlord’s Insurance. Landlord shall, at all times during the Term hereof, maintain in force insurance of the type commonly referred to as an “all risk of physical loss” policy in an amount equal to the full replacement cost of the Building, the Parking Facility, improvements to the Common Areas, including rental loss insurance in an amount equal to not less than twelve (12) months’ Rent for the Building. Landlord shall also maintain in force at all times during the Term hereof commercial general liability insurance in an amount not less than $2,000,000.00 insuring the Building and the Property against all risks and hazards as are customarily insured against, in Landlord’s reasonable judgment, by others similarly situated and operating like properties. Without limitation of the foregoing, Landlord shall maintain in force such additional or alternative insurance as may be required by the holder of the Mortgage or as Landlord may reasonably determine is appropriate and consistent with other owners of Class A Buildings. The premiums and deductible amounts on the insurance policies referred to in this paragraph will be part of Operating Expenses.

12.6 Waiver of Subrogation. Landlord and Tenant each hereby releases the other, and waives its right of recovery against the other, for any direct or consequential loss or damage arising out of or incident to the perils covered by the property insurance policy or any other policies carried by the waiving party to the extent such losses or damages are actually covered by such insurance policies, WHETHER OR NOT SUCH DAMAGE OR LOSS MAY BE

ATTRIBUTABLE TO THE NEGLIGENCE OF EITHER PARTY OR THEIR AGENTS, INVITEES, CONTRACTORS, OR EMPLOYEES. Each property insurance policy carried by either Landlord or Tenant in accordance with this Lease shall include a waiver of the insurer’s rights of subrogation to the extent necessary to effect the foregoing. Such waiver shall not limit any indemnity or other waiver made under this Lease. Landlord and Tenant each also hereby releases the other, and waives its right of recovery against the other, for any direct or consequential loss or damage arising out of or incident to the perils that would be covered by the property insurance policy or policies required to be carried by the waiving party even if not actually carried, WHETHER OR NOT SUCH DAMAGE OR LOSS MA Y BE ATTRIBUTABLE TO THE NEGLIGENCE OF EITHER PARTY OR THEIR AGENTS, INVITEES, CONTRACTORS, OR EMPLOYEES. THE PARTIES HEREBY ACKNOWLEDGE THAT THIS WAIVER OF SUBROGATION PROVISION APPLIES EVEN IF THE RELEASED PARTY IS NEGLIGENT.

13.	Damage or Destruction.

13.1 Damage and Restoration. If all or any portion of the Premises, Building or any Building Systems or Common Areas of the Building serving or providing access to the Premises and/or the Parking Facility shall be damaged by fire, storm or other casualty, Landlord shall, except as otherwise provided herein, repair, rebuild and restore the Property, Premises, Building and such Building Systems, Common Area(s) and/or Parking Facility as promptly as practical under the circumstances at the expense of the Landlord. Such restoration shall be to substantially the same condition that existed prior to the casualty, except for modifications, if any, required by zoning and building codes and other Applicable Laws then in effect and applicable to such restoration or by the holder of a Mortgage on the Building and any other modifications to the Common Areas deemed desirable by Landlord (provided (i) access to the Premises and any common restrooms serving the Premises is not materially impaired, and (ii) the quality and character of such modifications are no less than the condition that existed prior to the casualty). Upon any damage to the Premises, Tenant shall assign to Landlord or its designee all insurance proceeds payable to Tenant for Tenant Improvements and Alterations under the insurance required to be maintained by Tenant under Section 12.2, and Landlord shall repair, rebuild and restore the Tenant Improvements and Alterations installed in the Premises to the condition stated above; provided that if the cost of such repair (the “Repair Cost”) by Landlord exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier, such shortfall shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage to the Premises (or, alternatively, in Tenant’s discretion, Tenant may adjust the plans for any such repairs to fit within the funds provided as a result of such casualty). Landlord and Tenant agree that the Repair Cost shall be determined by competitively bidding the required repairs with three (3) general contractors from Landlord’s pre-approved list of contractors for the Building, and Landlord shall select the general contractor from such three in its reasonable discretion. Once Landlord has selected the general contractor to make the repairs (the “Selected Repair Contractor”), Landlord shall promptly enter into a contract with the Selected Repair Contractor to provide the materials and perform the work to complete the repairs. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof, except as provided for in the following sentence. Unless Landlord or Tenant elects to terminate this Lease as provided in this Section 13, this Lease will remain in full force and effect and Landlord shall repair such damage to the extent required in this Section as expeditiously as possible under the circumstances and, during the period required for restoration, a just and proportionate part of Rent shall be abated during the time and to the extent the Premises, or portion thereof, are Untenantable (as defined in Section 7(b) of this Lease) as of the date of the casualty and such abatement shall continue until the Premises, or portion thereof, Building or any Building Systems or Common Areas of the Building serving or providing access to the Premises and/or the Parking Facility are repaired or rebuilt and made tenantable; provided however, if the damage to the Building or any Building Systems or Common Area of the Building serving or providing access to the Premises and/or the Parking Facility has not been repaired and the Premises made ready for occupancy within seven (7) months after the date or the damage or destruction, then Tenant shall have the right and option to terminate this Lease by giving written notice to Landlord within fifteen (15) days after the end of such seven (7) month period; provided, however, there shall be no abatement of Rent if Landlord provides to Tenant other space in the Building which is in a built out condition that is reasonably satisfactory to Tenant and otherwise reasonably suited for the temporary operation of Tenant’s business and Landlord pays all costs associated with moving the furniture, fixtures, equipment and telecommunication services (and otherwise building out the space) Tenant requires in such space (provided further, however, that Tenant shall still be entitled to an abatement for the period of time between the date of the casualty and the date that Landlord makes such other space available to Tenant and ready for the operation of Tenant’s business). The amount of any such abatement shall be proportionate to the portion of the Premises that Tenant actually uses. Notwithstanding the foregoing, during any Rent abatement period under this Lease, Tenant shall pay Landlord as Rent Landlord’s normal charges for all services and utilities provided to and used by Tenant, if any, during the period of the Rent abatement. If Landlord should elect or be obligated pursuant to this Lease to repair or rebuild because of any damage or destruction, Landlord’s obligation to repair or restore the Premises, Building or any portion thereof shall be limited to the level of restoration stated above for the Building and the Tenant Improvements in the Premises and shall not extend to any furniture, equipment, supplies or other personal property owned or leased by Tenant, its employees, contractors, invitees or licensees.

13.2 Termination. If the Property, Premises, Building or any Building Systems or Common Area of the Building serving or providing access to the Premises and/or the Parking Facility is damaged by fire or other casualty (whether or not the Premises are affected) (a) and in Landlord’s reasonable estimation, restoration thereof cannot reasonably be completed within two hundred ten (210) days after the date of the casualty; or (b) Landlord’s Mortgagee shall require that insurance proceeds, or any portion thereof, from Landlord’s insurance be used to retire the Mortgage debt in whole or in part such that the cost of performing the required repair and restoration exceeds the insurance proceeds available to Landlord; or (c) the damage results from a risk which is not fully insured under the insurance policies required by the Lease (except for any deductible amount of such loss under the policy maintained by Landlord); or (d) and there is substantial damage which occurs during the last eighteen (18) months of the Term, then in any such event Landlord shall give Tenant a written notice (the “Damage Notice”) no later than forty-five (45) days following the date of such damage including a good faith estimate of the date on which the repair of the damage will be substantially complete and whether the loss is covered by Landlord’s insurance coverage. Either Landlord or Tenant may elect to terminate this Lease by notice in writing to the other party within thirty (30) days after the date of Tenant’s receipt of the Damage Notice; provided, however, if the Damage Notice specifies that the insurance proceeds are insufficient to cover the cost of the repairs, Tenant may, in its sole discretion, elect to pay Landlord the excess of the cost of such repairs over the amount of available insurance proceeds, by giving Landlord notice thereof within 10 days after receipt of the Damage Notice, in which event neither party will elect to terminate the Lease and Landlord will proceed with the repair thereof, with Tenant funding such excess cost to Landlord as the funds are required.

14.	Eminent Domain.

14.1 Taking. In case the whole of the Premises, or such part of the Premises or the Building as shall substantially interfere with Tenant’s use and occupancy of the Premises, shall be taken (whether permanent or temporarily for a period that exceeds 30 days) by any lawful power or authority by exercise of the right of eminent domain, or sold to prevent such taking, within sixty (60) days after receipt of notice of such taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority. If a portion of the Building or Property is so taken or sold in lieu thereof, which renders the Building or Property economically unviable for its use as presently intended, or requires cancellation of substantially all tenant leases in the Building, or any Landlord’s Mortgagee requires that Landlord terminate this Lease, this Lease may be terminated by Landlord, as of the date of the vesting of title under such taking or sale, by written notice to Tenant within sixty (60) days following notice to Landlord of the date on which said vesting will occur. Tenant shall not because of such taking assert any claim against Landlord, any Landlord’s Mortgagee or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. In the event this Lease is not terminated pursuant to this Section 14.1, Landlord shall restore the Premises, the Building and the Property to substantially their condition prior to such partial taking, and the Rent shall be abated in proportion to the time during which, and to the part of the Premises, the Common Area and/or the Parking Facility of which, Tenant is actually deprived of normal and customary use on account of such taking and restoration in substantially the same manner as before the taking and restoration. Notwithstanding the foregoing, during any Rent abatement under this Lease, Tenant shall continue to be obligated to pay Landlord for all services and utilities provided to and used by Tenant, if any, during the period of the Rent abatement. Nothing contained in this Section shall be deemed to give Landlord any interest in, or prevent Tenant from seeking a separate award against the taking authority for, the taking of personal property and fixtures belonging to Tenant or for relocation or business interruption expenses recoverable from the taking authority.

15.	Assignment and Subletting.

15.1 Limitation.

(a) Except as provided for herein, Tenant shall not directly or indirectly, or voluntarily or involuntarily, (i) assign, mortgage or otherwise encumber (collectively, “Assignment”) all or any portion of its leasehold estate, including, without limitation, an Assignment accomplished, directly or indirectly, by consolidation, merger, reorganization or other operation of law, or (ii) permit the Premises or any portion thereof to be occupied or used by anyone other than Tenant or Tenant’s employees, guests, contractors, vendors and invitees or sublet the Premises or any portion thereof (collectively, a “Sublease”) without obtaining the prior written consent of Landlord, which consent shall not be unreasonably conditioned (except as otherwise described below), withheld or delayed. The transfer, assignment or hypothecation of any stock, partnership interest, equity, voting or other ownership interest in Tenant, directly or indirectly, in excess of fifty percent (50%), in the aggregate, shall be deemed an Assignment hereunder. Any attempted Assignment or Sublease (collectively, a “Transfer”) without such consent shall, in addition to constituting an Event of Default hereunder, be null and void and of no effect. No Transfer shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Consent to one Transfer shall not be deemed to constitute consent to any other Transfer. No Transfer shall relieve Tenant of its obligations hereunder. Notwithstanding anything to the contrary herein, Tenant may without Landlord’s consent or approval (I) undertake an “IPO” (herein so called, which shall be defined as the date, if ever, that Tenant files a Form S-I with the Securities and Exchange Commission with the intent of making its ownership interests available for trading on a public stock exchange) after which Tenant’s ownership interests would be listed and traded on a public exchange, (2) undertake a transaction that results in a change of control of Tenant in connection with a fundraising event, (3) undertake a transaction that results in a conversion of Tenant from one form of entity or jurisdiction of incorporation to another, but that has no material effect on the ownership of Tenant’s assets or the ownership interests in Tenant and (4) assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization, provided that (only with respect to subsection (4) immediately preceding) all of the following conditions are satisfied (a “Permitted Transfer”): (w) Tenant is not in Default; (x) Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the Effective Date; (y) the proposed transferee intends to use the Premises for the use permitted hereunder; and (z) Tenant shall give Landlord written notice within at least IS Business Days of the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied, as applicable. Tenant covenants and agrees that, within fifteen (IS) days of the creation of a Delaware corporation that will own substantially all of Tenant’s assets and which will not result in a substantial change in the ownership interests in Tenant, it will assign this Lease to such Delaware corporation. Tenant further covenants and agrees that, in the event it undertakes the IPO, the entity which is the subject of such IPO shall be the “Tenant” hereunder. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.

(b) Notwithstanding any law or custom to the contrary, Landlord’s refusal to consent to any Transfer requiring Landlord’s consent hereunder shall be deemed reasonable if:

(1) The Transferee is engaged in a business which is not consistent with the quality of the Buildings or the Property; or

(2) The Transferee intends to use the space being transferred for purposes which are not permitted under this Lease; or

(3) The space being Transferred is not suitable for the uses permitted under this Lease in conformity with all applicable building and safety codes; or

(4) The Transferee will use the Premises or the Building in a manner that would materially increase the pedestrian or vehicular traffic to the Premises or the Building or would adversely affect the mechanical systems or structural components of the Building; or

(5) The Transferee is either (i) another occupant of the Property (provide Landlord may not withhold its consent if Landlord is unable to accommodate such occupant’s need for additional space in the Building, excluding the space covered by the proposed Transfer), or (ii) a prospective tenant with whom Landlord is in lease negotiations for space in the Buildings or any other building owned by Landlord (or an affiliate thereof) in Austin, Texas; or

(6) Intentionally deleted;

(7) The Transferee is a government (or subdivision or agency thereof); and

(8) The above is documented.

15.2 Notice of Intent to Assign or Sublet. If Tenant desires at any time to make a Transfer, it shall first give Landlord a notice (the “Transfer Notice”) that includes the following: (a) the size and location of the space Tenant proposes to Transfer (the “Transfer Space”); (b) the terms of the proposed Transfer and a copy of the instrument by which the Transfer will be made in the form that will be executed by the parties thereto; (c) the date on which Tenant proposes that the Transfer be effective, which shall be at least twenty-five (25) days after the Transfer Notice; (d) the name and address of the proposed assignee, subtenant, transferee or occupant (“Transferee”); and (e) reasonably satisfactory information about the proposed Transferee’s business, business history and proposed business to be carried on in the Transfer Space. Landlord shall then have a period of fifteen (15) days following receipt of the Transfer Notice within which to notify Tenant in writing whether Landlord elects to: (i) recapture the Transfer Space as provided below; (ii) permit Tenant to assign this Lease or sublet such space for the duration specified by Tenant in its notice; or (iii) reasonably reject the proposed assignment or sublease. If Landlord fails to notify Tenant in writing of its election within the fifteen (15) day period, Landlord shall be deemed to have elected option (iii) above.

15.3 Right of Recapture; Landlord’s Consent.

(a) In the case of a proposed Sublease of the entire Premises, within fifteen (15) days after Landlord’s receipt of all of the information required in the Transfer Notice, Landlord may by written notice to Tenant elect to recapture the Transfer Space and terminate this Lease with respect thereto (provided, this recapture right shall not apply to any Permitted Transfer) effective as of the proposed commencement date of such sublease or assignment (the “Effective Date of Recapture”). If Landlord elects to recapture, Tenant shall have the option to withdraw the proposed sublease or assignment by written notice to Landlord given within ten (10) days after Tenant’s receipt of Landlord’s recapture notice, in which event this Lease shall continue in full force and effect as if such sublease or assignment had not been proposed, and if Tenant fails to timely give notice of such withdrawal, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the Effective Date of Recapture of such space from the Premises in the condition required under this Lease, such date being the termination date of this Lease for such space. Such recapture and termination shall not relieve Tenant of any obligation or liability arising prior to such recapture and termination or which by the terms hereof or their inherent nature survive the termination of this Lease (including, without limitation, with respect to any event or circumstance for which Tenant is to provide indemnity hereunder, which indemnity obligations shall continue regardless of such recapture or termination). If the Transfer Space is less than the entire Premises, this Lease shall remain in full force and effect with respect to the remainder of the Premises, except that Rent (including Tenant’s Pro Rata Share of Operating Expenses) shall be adjusted to reflect the diminution in the number of square feet of the Rentable Area

(b) If the Transfer is not completed within one hundred twenty (120) days of Landlord’s consent thereto, Tenant shall once again comply with all of the provisions of this Section 15, including, without limitation, the obligation to give Landlord the Transfer Notice and Landlord shall again have the right of recapturing the Transfer Space and terminating the Lease with respect thereto as provided for herein.

(c) Any Sublease shall provide that it is subject and subordinate to this Lease and to any Mortgages; that Landlord may enforce the provisions of the Sublease, including collection of Rent; that the cost of any modification to the Premises, Building and/or Property arising from or as a result of the Sublease, including any modifications to convert a single tenant floor to a multi-tenant floor, shall be the sole responsibility of Tenant; that in the event of termination of this Lease for any reason, including, without limitation, a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, in its sole discretion, either (i) terminate the Sublease or (ii) take over all of the right, title and interest of Tenant, as sublessor, under such Sublease, in which case the Transferee shall attorn to Landlord, but that nevertheless Landlord shall not (1) be liable for any previous act or omission of Tenant under such Sublease, (2) be subject to any counterclaim, defense or offset previously accrued in favor of the Transferee against Tenant, (3) be bound by any previous modification of any Sublease made without Landlord’s written consent, or by any previous prepayment by the Transferee of more than one month’s Rent, (4) be bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) be obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any commercially reasonable instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 15.3(c). The provisions of this Section 15.3(c) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(d) Each Transferee by assignment shall assume all obligations of Tenant under this Lease from and after the subject Transfer and shall be and remain liable jointly and severally with Tenant for the payment of the Rent from and after the subject Transfer, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term of this Lease from and after the subject Transfer. In the event the Base Rent and/or other amount payable by the sublessee or assignee is less than the amount specified in this Lease, the amount(s) specified in the sublease or assignment document shall be the amount(s) required to be paid by the sublessee or assignee and Tenant shall pay any deficiency; provided, nothing in this sentence shall be construed to relieve or release Tenant from its obligations under this Lease. No Assignment shall be binding on Landlord unless the Transferee and Tenant shall deliver to Landlord a counterpart of the Assignment and which contains a covenant of assumption by the Transferee satisfactory in substance and form to Landlord consistent with the requirements of this Section. Failure or refusal of the Transferee to execute such instrument of assumption shall not release or discharge the Transferee from its liability as set forth above.

(e) If there are any Profits (as defined in the following paragraph) from any Transfer, Tenant shall pay fifty percent (50%) of such Profits to Landlord as additional Rent. Landlord’s share of Profits shall be paid to Landlord within thirty (30) days after receipt thereof by Tenant. The payments of Profits to Landlord shall be made on a monthly basis as additional Rent with respect to each Transfer separately, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this paragraph during the twelve (12) months preceding each annual reconciliation exceed the amount of Profits determined on an annual basis, then Landlord shall refund to Tenant the amount of such overpayment or credit the overpayment against Tenant’s future obligations under this paragraph, at Landlord’s option. If Tenant has underpaid its obligations hereunder during the preceding twelve (12) months, Tenant shall immediately pay to Landlord the amount owing after the annual reconciliation. Anything in this Lease to the contrary notwithstanding, this Section 15.3(e) shall not apply to a Permitted Transfer.

For purposes of this Section, “Profits” are defined as all cash or cash equivalent amounts and sums which Tenant (including any affiliate or successor of Tenant or other entity related to Tenant) receives on an annual basis from any Transferee, directly or indirectly, attributable to the Premises or any portion thereof, less the sum of the following: (I) the amortized amount for each such annual period of (i) any additional tenant improvement costs paid to or on behalf of Tenant’s Transferee by Tenant; (ii) market leasing commissions paid by Tenant in connection with the Transfer; (iii) other economic concessions (planning allowance, lease takeover payments, moving expenses, etc.) paid by Tenant to or on behalf of the Transferee in connection with the Transfer; and (iv) Tenant’s reasonable attorneys’ fees and all other out-of-pocket costs and expenses actually and reasonably incurred by Tenant in connection with the Transfer (such amounts to be amortized over the term of the Transfer), and (2) the Rent paid during each such annual period by Tenant attributable to the Transfer Space (pro rata based on Rentable Square Feet). Any lump sum payment received by Tenant from a Transferee shall be treated like any other amount so received by Tenant for the applicable annual period and shall be utilized in computing Profits in accordance with the foregoing. All Profits and the components thereof shall be subject to audit by Landlord’s property manager or other in-house representatives at reasonable times mutually acceptable to Tenant and Landlord. Tenant shall deliver to Landlord, upon request but no more than one time per calendar year, any information reasonably required by Landlord to calculate and/or substantiate the amount of Profits hereunder. If Landlord’s audit reveals that Tenant has underpaid Landlord Profits by more than three percent (3%), Tenant shall reimburse Landlord the cost Landlord incurs in conducting such audit as additional Rent within fifteen (IS) days of Landlord’s written request therefor.

15.4 Costs. Tenant agrees to pay to Landlord Landlord’s reasonable actual out of pocket costs and attorneys’ fees (in an amount not to exceed $2,000.00) incurred in connection with any request for a consent to a Transfer, whether or not Landlord consents to the Transfer or the same is finally consummated.

16.	Landlord’s Reserved Rights.

16.1 Right of Entry. Landlord and its agents and representatives shall have the right, at all reasonable times, but in such manner as to cause as little undue disturbance to Tenant as reasonably practical, to enter the Premises for the following purposes: (a) inspecting the physical condition of the Premises; (b) performing all obligations of Landlord under this Lease or Applicable Law; (c) showing the Premises to prospective purchasers, mortgagees and tenants (but only during the last twelve months of the Term of this Lease); (d) maintaining, repairing, replacing, extending or otherwise modifying the Building or Building Systems, but only in a manner that does not materially and adversely affect Tenant’s ability to utilize the Premises for its permitted use; and (e) accessing telephone closets, electrical panels, and similar installations that may serve areas of the Building other than (or in addition to) the Premises. Except for (i) bona fide emergencies and (ii) entry to furnish janitorial or other services to be provided by Landlord hereunder, Landlord will give Tenant no less than twenty-four (24) hours prior written (via e-mail) or oral notice prior to any entry, and Tenant shall have the right to have one of its employees accompany Landlord or its agent or representative, as the case may be. No such entry pursuant to the express terms of this Section shall be construed under any circumstances as a forcible or unlawful entry into the Premises, or an eviction of Tenant or result in an abatement of Rent. Tenant hereby waives any claim against Landlord or its agents or representatives for damages for any injury or inconvenience to or interference with, Tenant’s business or quiet enjoyment of the Premises except from damages arising from Landlord’s gross negligence or willful misconduct. Landlord will make reasonable efforts to coordinate any such visit with Tenant’s schedule to the extent such visit only affects the Premises and no other tenants in the Building.

16.2 Building and Common Areas. Without limitation of the preceding paragraph, and provided Landlord does not unreasonably interfere with Tenant’s use of the Premises, Building, Common Area, the Parking Facility, and private access roads and building appurtenances on the Land, Landlord may: (a) install, repair, replace or relocate pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Premises or the rest of the Building; (b) repair, renovate, alter, expand or improve the Property; (c) make changes to the Common Area, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, parking spaces, parking areas, loading and unloading areas, halls, passages, stairways and other means of ingress and egress, direction of traffic, landscaped areas and walkways; (d) close temporarily any of the Common Areas for maintenance purposes as long as reasonable access to the Premises remains available; (e) designate other land outside the boundaries of the Building to be a part of the Common Area; (t) use the Common Area while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof; (g) take such reasonable measures as Landlord deems advisable for the access control of the Building and its occupants; (h) evacuating the Building for cause, suspected cause, or for drill purposes; (i) temporarily denying access to the Building; (j) closing the Building after Normal Working Hours and on Sundays and Holidays, subject, however, to Tenant’s right to enter when the Building is closed after Normal Working Hours under such reasonable regulations as Landlord may prescribe from time to time and uniformly apply to all tenants of the Buildings; and (k) do and perform such other acts and make such other changes in, to or with respect to the Common Area and Building and other portions of the Property as Landlord may deem appropriate.

16.3 Name. Landlord may adopt any name for the Building or the Property and Landlord reserves the right to change the name and/or the address of the Building or the Property and/or any part thereof at any time after providing Tenant with no less than ninety (90) days prior written notice. In case of any such name change, Landlord agrees to reimburse Tenant for its actual costs incurred in connection with that name change, including, without limitation, reprinting letterhead, envelopes, business cards that Tenant has on hand.

16.4 Sale of a Building in Property. In the event the Building or Building I is sold such that Landlord no longer owns both Buildings, Tenant’s Pro Rata Share shall automatically adjust so that it is calculated by dividing the Rentable Square Feet in the Premises by the total Rentable Square Feet in the Building which is hereby stipulated to be 96,056 Rentable Square Feet. Tenant’s Pro Rata Share of Operating Expenses shall then be based on the Operating Expenses for the Building only. Any shared Operating Expenses for the Property shall be allocated equitably between the Buildings pursuant to a reasonable reciprocal easement agreement between the owners of the Buildings; provided, however, any such Operating Expenses shall be subject to the limitations, and exclusions regarding Operating Expenses, and the Cap specified herein. In addition, the Gross Up described in Exhibit B of this Lease shall be based on the (i) Operating Expenses, and (ii) Rentable Square Feet in the Building. In the event of such a sale Tenant’s Pro Rata Share shall be equal to 34.3102%. Such adjustments shall be automatic and without the need to amend the Lease, and any other defined terms shall be deemed appropriately amended as well. In no event shall the adjustments as a result of such sale result in an increase in the amount of Operating Expenses paid by Tenant hereunder. Moreover such a sale (along with the corresponding adjustment to Tenant’s Pro Rata Share) shall not increase Tenant’s obligations nor impair Tenant’s rights under this Lease.

17.	Indemnification and Waiver.

17.1 Indemnity by Tenant. SUBJECT TO SECTION 12.6, TENANT SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM AND AGAINST ALL CLAIMS, DEMANDS, LIABILITIES, CAUSES OF ACTION, SUITS, JUDGMENTS, DAMAGES, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING FROM (I) ANY INJURY TO OR DEATH OF ANY PERSON OR THE DAMAGE TO OR THEFT, DESTRUCTION, LOSS, OR LOSS OF USE OF ANY PROPERTY OR INCONVENIENCE (A “LOSS”), TO THE EXTENT CAUSED BY ANY ACT OR OMISSION OR WILLFUL MISCONDUCT OF ANY TENANT PARTIES, OR (II) TENANT’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS LEASE, BUT NOT TO THE EXTENT THE LOSS WAS CAUSED BY THE NEGLIGENCE, RECKLESSNESS, OR WILLFUL MISCONDUCT OF LANDLORD, ITS EMPLOYEES, OR ITS AGENTS OR BY LANDLORD’S BREACH OF THIS LEASE. The indemnity set forth in this Section 17.1 shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the Tenant agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel reasonably satisfactory to the indemnified party.

17.2 Waiver. SUBJECT TO THE PROVISIONS OF SECTION 12.6, AS A MATERIAL PART OF THE CONSIDERATION TO LANDLORD FOR ENTERING INTO THIS LEASE, TENANT HEREBY ASSUMES ALL RISK OF AND RELEASES, DISCHARGES AND HOLDS HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL LIABILITY TO TENANT FOR DAMAGE TO PROPERTY OR INJURY TO PERSONS IN, UPON OR ABOUT THE PREMISES FROM ANY CAUSE WHATSOEVER EXCEPT THAT WHICH IS CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY INDEMNIFIED PARTY OR BY LANDLORD’S BREACH OF THIS LEASE. IN NO EVENT SHALL LANDLORD BE LIABLE TO TENANT FOR ANY INJURY TO ANY PERSON IN OR ABOUT THE PREMISES OR DAMAGE TO THE PREMISES OR FOR ANY LOSS, DAMAGE OR INJURY TO ANY PROPERTY OF TENANT THEREIN OR BY ANY MALFUNCTION OF ANY UTILITY OR OTHER EQUIPMENT, INSTALLATION OR SYSTEM, OR BY THE RUPTURE, LEAKAGE OR OVERFLOW OF ANY PLUMBING OR OTHER PIPES, INCLUDING, WITHOUT LIMITATION, WATER, STEAM AND REFRIGERATION LINES, SPRINKLERS, TANKS, DRAINS, DRINKING FOUNTAINS OR SIMILAR CAUSE IN, ABOUT OR UPON THE PREMISES, THE BUILDING OR ANY OTHER PORTION OF THE PROPERTY, UNLESS SUCH LOSS, DAMAGE OR INJURY IS CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY INDEMNIFIED PARTY OR BY LANDLORD’S BREACH OF THIS LEASE.

18.	Definition of Landlord.

The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under ground leases of the land or master leases of the Building, if any. In the event of any transfer, assignment or other conveyance of any such title, Landlord herein named (and in case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability for the performance of any covenant or obligation on the part of Landlord contained in this Lease thereafter to be performed. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any term or condition of this Lease.

19.	Subordination.

19.1 Subordination. Subject to Tenant’s rights under this Section 19 and Landlord’s obligation to obtain the SNDA referenced below, this Lease shall be subordinate to any existing and future deed of trust, mortgage, and/or other security instrument (each, a “Mortgage”) and any ground lease, master lease, or primary lease (each, a “Primary Lease”), which may now or hereafter encumber the Property and/or the Building, and all renewals, modifications, consolidations, replacements and extensions thereof. As a condition to the effectiveness of this Lease, Landlord shall obtain and deliver from its current mortgagee an executed subordination, non-disturbance and attornment agreement in substantially the form attached hereto as Exhibit I (as modified by those changes required to make it factually accurate) within 30 days following the Effective Date. Landlord agrees to obtain from any future mortgagee, ground lessor or ground lessee (herein referred to as a “Landlord’s Mortgagee”), a subordination, non-disturbance and attornment agreement (a “SNDA”) on such mortgagee, ground lessor or ground lessee’s standard form (as revised pursuant to reasonable negotiations between Tenant and such mortgagee, ground lessor or ground lessee, as long as such SNDA contains provisions whereby, as long as Tenant is not in Default hereunder, Tenant’s rights under this Lease shall not be disturbed) within thirty (30) days following Landlord’s execution of any such mortgage or ground lease entered into after the Effective Date of this Lease. Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing, and signifying its election in the instrument creating its lien or lease or by separate recorded instrument. The provisions of this Section 19.1 shall be self-operative and no further instrument of subordination shall be required (except for the SNDA signed by Landlord’s Mortgagee); however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within fifteen (15) days after Tenant’s receipt of written request therefor such documentation, in recordable form if required.

19.2 Attornment. In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage covering the Premises, or in the event the interests of Landlord under this Lease shall be transferred by reason of deed in lieu of foreclosure or other legal proceedings, or in the event of termination of any lease under which Landlord may hold title, such transferee or purchaser at foreclosure or under power of sale, or the lessor of the Landlord upon such lease termination, as the case may be (sometimes hereinafter called “such person”), shall, in accordance with and subject to the terms of the SNDA, recognize the interest of Tenant under the terms, covenants, and conditions of the Lease for the remaining balance of the Term and any renewal or extension thereof made in accordance with the terms of this Lease, and Tenant shall attorn to such person and shall recognize and be bound and obligated hereunder to such person as the Landlord under this Lease, subject to the terms of the SNDA. Conditioned on Tenant’s receipt of the SNDA, Tenant’s obligation to attorn to such person in accordance with the terms of the SNDA shall survive the exercise of any such power of sale, foreclosure or other proceeding. Conditioned on Tenant’s receipt of the SNDA, Tenant agrees that the institution of any suit, action or other proceeding by any mortgagee to realize on Landlord’s interest in the Premises pursuant to the powers granted to a mortgagee under its mortgage, shall not, by operation of law or otherwise, result in the cancellation or termination of the obligations of the Tenant hereunder. Tenant shall execute the SNDA confirming such attornment with ten (l0) business days of delivery by Landlord.

19.3 Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to cure any of Landlord’s defaults hereunder. Landlord shall give Tenant notice of the identity, address, telephone and telecopier numbers of all Landlord’s Mortgagees in writing in the form of a notice in the manner provided for herein. Tenant further agrees that if Landlord shall have failed to cure any default within the time period provided for in this Lease, then Landlord’s Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days such Landlord’s Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

19.4 Landlord’s Mortgagee’s Protection Provisions. Subject to the terms of Exhibit I, if Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (I) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than one month in advance to any prior lessor (including Landlord) which is not delivered or paid over to Landlord’s Mortgagee, and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for any termination by Tenant of this Lease expressly provided for in this Lease, and further, except for any amendment made to effectuate any renewal, extension or expansion option or right of first refusal set forth in this Lease, or to confirm the Commencement Date or any other date set forth in the Lease, or to confirm the square footage of the Premises and to modify the terms of the Lease to reflect such square footage; (5) subject to any defenses to the performance by Tenant of its obligations under this Lease expressly set forth in this Lease and related to periods of time following the acquisition of the Building by Landlord’s Mortgagee which Tenant might have against any prior lessor (including Landlord), unless the condition of default giving rise to any such defense is ongoing following such date and Tenant has provided written notice to Landlord’s Mortgagee (whether prior to or after Landlord’s Mortgagee succeeding to the interest of Landlord under this Lease) and provided Landlord’s Mortgagee a reasonable opportunity (not to exceed the Landlord’s Mortgagee Cure Period) to cure the event giving rise to such offset event; and (6) subject to any offsets, abatement or reductions in Rent which Tenant might have against any prior lessor (including Landlord) except for those offset, abatement or reduction rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee (whether prior to or after Landlord’s Mortgagee succeeding to the interest of Landlord under this Lease) and provided Landlord’s Mortgagee a reasonable opportunity (not to exceed the Landlord’s Mortgagee Cure Period) to cure the event giving rise to such offset event. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

20.	Substitution of Premises.

Intentionally deleted.

21.	Surrender of Premises and Removal of Property.

21.1 No Merger. The voluntary or other surrender of this Lease by Tenant, a mutual cancellation or a termination hereof, shall not constitute a merger, and shall, at the option of Landlord, terminate all or any existing subleases or shall operate as an assignment to Landlord of any or all subleases affecting the Premises.

21.2 Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, wear and tear (and condemnation and casualty damage) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all of Tenant’s Property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or by any of Landlord’s prior tenants [except Tenant herein D. Tenant shall, at Tenant’s sole cost and expense, repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 21.2 shall survive the expiration or earlier termination of the Term.

21.3 Disposal of Property. In the event of the expiration of this Lease or other re-entry of the Premises by Landlord as provided in this Lease, any of Tenant’s Property which is not removed by Tenant upon the expiration of the Term of this Lease, or within 96 hours after a termination by reason of Tenant’s Default, shall be considered abandoned and Landlord may remove any or all of such property and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account of, and at the expense and risk of, Tenant. If Tenant shall fail to pay the costs of storing any such property after it has been stored for a period of 30 days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant. In the event of such sale, Landlord shall apply the proceeds thereof, first, to the cost and expense of sale, including reasonable attorneys’ fees; second, to the repayment of the cost of removal and storage; third, to the repayment of any other sums which may then or thereafter be due to Landlord from Tenant under any of the terms of this Lease; and fourth, the balance, if any, to Tenant.

22.	Holding Over.

If Tenant fails to vacate the Premises at expiration or earlier termination of the Term, then Tenant shall be a tenant at sufferance as to such space and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, holdover rent (on a per diem basis) for the Premises equal to 150% of each of the Base Rent and Tenant’s Pro Rata Share of Operating Expenses payable during the last month of the Term, which rate shall become effective after the 30th day following the end of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law or a consent by Landlord to any holding over by Tenant and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Term or upon the earlier termination hereof and to assert any remedy in law or equity to evict Tenant and/or collect actual reasonable out-of-pocket damages that Landlord actually and reasonably incurs in connection with such holding over. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold the Indemnified Parties harmless from all actual losses, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding lessees of which Landlord has given Tenant written notice founded upon such failure to surrender.

23.	Defaults and Remedies.

23.1 Defaults by Tenant. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (each, a “Default” or an “Event of Default”); provided, however, that no Default or Event of Default shall be deemed to have occurred until Tenant has been afforded all applicable notices and opportunities to cure as set forth in this Lease:

(a) if Tenant fails to pay Rent or make any other payment required to be made by Tenant under this Lease as and when due and such failure continues for five (5) days after delivery of written notice from Landlord to Tenant that the same is past due and payable, provided Landlord shall not be required to give more than two (2) such notices in any consecutive twelve (12) month period;

(b) if Tenant makes a Transfer in violation of the terms of this Lease;

(c) if Tenant fails to observe or perform the provisions of Section 3 or those provisions of Section 10 in the case of Alterations that are adversely affecting Building Systems or other parts of the Building outside of the Premises or are weakening the structure of the Building and such failure continues for ten (10) business days after notice thereof from Landlord to Tenant;

(d) if Tenant fails to provide estoppel certificates, or other certificates as herein provided, and such failure continues for fifteen (15) days after notice to Tenant following the expiration of the period provided herein for the delivery of such certificates;

(e) except as otherwise provided in this Section 23.1 or elsewhere in this Lease, if Tenant fails to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and such failure continues for a period of more than thirty (30) days after Landlord has delivered to Tenant written notice thereof (or so long as Tenant commenced to cure such default promptly following receipt of such notice, but the default is not curable within thirty (30) days despite undertaking all reasonable efforts, then such period shall be extended, but in no event more than an additional sixty (60) days);

(f) if any action is taken by or against Tenant pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days); if Tenant makes any general assignment for the benefit of creditors; if a trustee or receiver is appointed to take possession of all or any portion of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or if all or any portion of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease is attached, executed upon, or otherwise judicially seized and such seizure is not discharged within thirty (30) days;

(g) Any rent paid by Tenant is recovered by the debtor or bankruptcy trustee as a preference payment in the event of the filing by or against Tenant of any proceeding under bankruptcy law;

(h) Any failure by Tenant to provide Landlord with a renewed LC or a substitute LC in form reasonably acceptable to Landlord at least thirty (30) days prior to the expiration of the then existing LC; and/or

(i) if Tenant fails to vacate and surrender the Premises as required by this Lease upon the expiration of the Term or sooner termination of this Lease.

23.2 Landlord’s Remedies. If there shall occur and be continuing an Event of Default, Landlord shall have and may exercise all remedies available to Landlord at law or in equity or under any statute or ordinance. Without limitation of the foregoing, Landlord may at its option:

(a) Performance of Obligations: Make any such payment or perform any other act which Tenant should have performed. All sums so paid by Landlord and all costs incurred by Landlord in making such payment or performing such other act or obligation and/or in enforcing this Lease, including attorneys’ fees, together with interest thereon at the Default Rate, shall be payable to Landlord on demand and Tenant agrees to pay any such sums, and Landlord shall have (in addition to any other right or remedy hereunder) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of Default by Tenant in the payment of Rent.

(b) Termination: Terminate this Lease by giving written notice thereof and, upon the giving of such notice, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as though the date of such notice were the date fixed for the expiration of the Term, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as provided in (d) below and as otherwise hereinafter provided; and/or

(c) Recovery of Possession; Reletting: Whether or not this Lease has been terminated as herein provided, terminate Tenant’s right of possession and re-enter and repossess the Premises or any part thereof by summary proceedings, ejectment, forcible entry and detainer, forcible detainer or otherwise, and Landlord shall have the right to remove all persons and property therefrom and change the locks, without judicial process. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease or to accept a surrender thereof unless a written notice of such intention is given by Landlord to Tenant or unless the termination of this Lease is decreed by a court of competent jurisdiction. If (and only to the extent) required by Applicable Law, Landlord shall use reasonable efforts to relet the Premises on market terms and may satisfy said obligation by complying with the provisions of (t) below; however, Landlord may at its option relet all or any part of the Premises for the account of Tenant for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free Rent) and for such uses as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive any Rents payable by reason of such reletting; and apply the same on account of Rent due and to become due hereunder. Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting, or do any act or exercise any care or diligence with respect to such reletting, unless required by Applicable Law. Solely for the purpose of such reletting, Landlord may decorate or make repairs, changes, alterations or additions in or to the Premises or any part thereof to the extent deemed by Landlord desirable or convenient, and the actual, reasonable out-of-pocket costs of such decoration, repairs, changes, alterations or additions shall be charged to and be payable by Tenant as Rent hereunder, as well as any reasonable brokerage and legal fees actually and reasonably expended by Landlord and paid to third parties. Landlord reserves the right to terminate this Lease at any time after taking possession of the Premises as aforesaid. Neither termination nor repossession and reletting shall relieve Tenant of its obligations hereunder, all of which shall survive such termination, repossession or reletting. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 23 from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. If Landlord terminates Tenant’s possession of the Premises under this Section 23, Landlord shall have no obligation to post any notice and Landlord shall have no obligation whatsoever to tender to Tenant a key for new locks installed in the Premises; and/or

(d) Damages: Terminate this Lease and recover from Tenant upon demand therefor, as damages for Tenant’s default, an amount equal to the sum of the following: (i) the actual and reasonable out-of-pocket cost of recovering the Premises, including, without limitation, reasonable attorneys’ fees; (ii) the unpaid Rent earned at the time of termination, plus interest thereon at the Default Rate; (iii) the difference, if any, between (I) Rent and other sums which would be payable under this Lease for the remainder of the Term, discounted to present worth at the rate of five percent (5%) per annum, and (2) the then fair market rental value of the Premises as reasonably determined by Landlord for the same period, discounted to present worth at the same rate; (iv) costs of reletting and refurbishing the Premises, including, without limitation, reasonable legal fees, brokerage commissions, the costs of alterations and the value of other concessions or allowances granted to a new tenant, and (v) any other sum of money and damages owed by Tenant to Landlord.

(e) Calculation of Rent: In calculating future Rent for purposes of subparagraphs (c) and (d) above, Landlord’s reasonable and good faith estimate of future Operating Expenses shall be based on historical escalations and the then current market conditions. In addition, Landlord may include as an item of Rent its out-of-pocket attorneys’ fees and costs actually and reasonably incurred in enforcing its rights hereunder, together with each of the other expenses related thereto as described in subparagraph (c) above.

(f) Mitigation: Landlord shall have a duty to mitigate damages in accordance with Applicable Law. Notwithstanding the foregoing, upon the occurrence of an Event of Default, Landlord and Tenant agree that if Landlord sues Tenant to enforce the Lease and collect Rent that has accrued, unless contrary to Applicable Law, Landlord will have satisfied the duty to mitigate and will have used objectively reasonable efforts to relet the Premises if Landlord does the following within sixty (60) days after the occurrence of the Event of Default: (1) place the Premises on Landlord’s inventory of available space; (2) make Landlord’s inventory available to area brokers; (3) show the Premises to prospective tenants who request to see it; and (4) otherwise make commercially reasonable efforts to lease the Premises on market terms.

(g) Reimbursement. Landlord has or will pay substantial real estate brokerage commissions relating to this Lease (the “Commissions”). If Landlord terminates this Lease as a result of an Event of Default of a monetary nature hereunder, Tenant shall, to the extent Landlord has not recovered the full amount of its damages under subparagraph (d) above, immediately pay to Landlord the unamortized cost of the Commissions.. The unamortized cost is calculated by amortizing the Commissions over the number of months of the initial Term during which Tenant is required to pay Base Rent at 10% per annum on a monthly basis and multiplying the monthly amortized cost by the number of months remaining in the initial Term after such termination. Landlord may, or, at Tenant’s request, shall, after such termination forward a statement to Tenant setting forth the unamortized Commissions incurred by Landlord that are payable in accordance with this Section 23.2(g), but the failure to deliver the statement shall not be deemed to be a waiver of the right to collect such amounts.

23.3 Waivers by Tenant. In the event of a termination of this Lease as a result of an Event of Default, Tenant hereby waives all right to recover or regain possession of the Premises, to save forfeiture by payment of Rent due or by other performance of the conditions, terms or provisions hereof, and without limitation of or by the foregoing, Tenant waives all right to reinstate or redeem this Lease notwithstanding any provisions of any statute, law or decision now or hereafter in force or effect and Tenant waives all right to any second or further trial in summary proceedings, ejectment, forcible entry and detainer, forcible detainer or in any other action provided by any statute or decision now or hereafter in force or effect. Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice that is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including, without limitation, the demands and notices specified in the Texas Property Code.

23.4 Repossession. If Landlord exercises either of the remedies provided in Sections 23.2(b) or 23.2(c), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with or without process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by Applicable Law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law. In order to exercise its remedies hereunder and to regain possession of the Premises and to deny Tenant access thereto, Landlord or its agent may, at the expense and liability of the Tenant, alter or change any or all locks or other security devices controlling access to the Premises without posting or giving notice of any kind to Tenant, and Tenant hereby waives all of such notices or demands to the fullest extent allowed by Applicable Law. Unless contrary to Applicable Law (after giving full force and effect to Tenant’s waivers in this Lease), Landlord shall have no obligation to provide Tenant a key or grant Tenant access to the Premises so long as Tenant is in Default under this Lease. Unless contrary to Applicable Law (after giving full force and effect to Tenant’s waivers in this Lease), Tenant shall not be entitled to recover possession of the Premises, terminate this Lease, or recover any actual, incidental, consequential, punitive, statutory or other damages or award of attorneys’ fees, by reason of Landlord’s alteration or change of any lock or other security device and the resulting exclusion from the Premises of Tenant or Tenant’s agents, servants, employees, customers, licensees, invitees or any other persons from the Premises in accordance with the terms of this paragraph. TENANT ACKNOWLEDGES THAT THE PROVISIONS OF THIS SUBPARAGRAPH OF THIS LEASE SUPERSEDE THE LOCKOUT PROVISIONS OF THE TEXAS PROPERTY CODE AND TENANT FURTHER WARRANTS AND REPRESENTS THAT IT HEREBY KNOWINGLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

23.5 Methodology of Calculating Charges. Landlord and Tenant are knowledgeable and experienced in commercial leasing transactions and agree that the provisions of this Lease for determining all Rent and other charges and amounts payable by Tenant are commercially reasonable and valid, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 of the Texas Property Code, even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS, IF ANY, OF A TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.

23.6 Right of Landlord to Injunction; Remedies Cumulative. Upon any actual or threatened Event of Default, Landlord shall have the right of injunction to restrain the same. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others.

23.7 Lien. Landlord waives all contractual. statutory and constitutional liens held by Landlord on Tenant’s personal property. goods. equipment. inventory. furnishings. chattels. accounts and assets (“Tenant’s Property”) to secure the obligations of Tenant under this Lease until such time as Landlord may obtain an enforceable judgment against Tenant from a court with jurisdiction of Tenant or Tenant’s Property. at which time Landlord shall have such lien rights at law and in equity to enforce and collect such judgment and Tenant’s obligations under this Lease.

23.8 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, ORDINANCE OR OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TENANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FOLLOWING LANDLORD’S TERMINATION OF THIS LEASE PURSUANT TO SECTION 23.2(b) OR THE RIGHT OF TENANT TO POSSESSION OF THE PREMISES PURSUANT TO SECTION 23.2(c) AND ON ANY CLAIM FOR DELINQUENT RENT WHICH LANDLORD MAY JOIN IN ITS LAWSUIT TO RECOVER POSSESSION.

23.9 Definition of Tenant. The term “Tenant” shall be deemed to include all persons or entities named as Tenant under this Lease, or each and everyone of them. If any of the obligations of Tenant hereunder is guaranteed by another person or entity, the term “Tenant” shall be deemed to include all of such guarantors and anyone or more of such guarantors. If this Lease has been assigned, the term “Tenant” shall be deemed to include both the assignee and the assignor.

23.10 Tenant’s Obligation Not Dependent. SUBJECT TO THE OTHER TERMS OF THIS LEASE, TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND TENANT SHALL CONTINUE TO PAY RENT HEREUNDER WITHOUT ABATEMENT, SETOFF, OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, EXPRESS OR IMPLIED.

23.11 Defaults by Landlord. The occurrence of any of the following shall constitute a material default and breach of this Lease by Landlord (a “Landlord Default”):

(a) if Landlord fails to perform, comply with, or observe any other agreement or obligation of Landlord under this Lease and such failure continues for a period of more than thirty (30) days after Tenant has delivered to Landlord written notice thereof (or so long as Landlord commenced to cure such default promptly following receipt of such notice, but the default is not curable within thirty (30) days despite undertaking all reasonable efforts, then such period shall be extended, but in no event more than an additional sixty (60) days); and/or

(b) Upon any Landlord Default, Tenant, to the fullest extent permitted by law, shall have the right to maintain any and all actions at law or suits in equity or other proceedings (including the right to injunctive relief) to enforce the curing or remedying of such default or for damages resulting from such default.

24.	Covenant Against Liens.

All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Property in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten (10) days after Tenant obtains knowledge thereof (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Property or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (i) pay the amount of the lien and cause the lien to be released of record, or (ii) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including reasonable expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor together with interest at the Default Rate. Tenant shall defend, indemnify and hold harmless the Indemnified Parties from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including actual and reasonable out-of-pocket attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Property or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work.

25.	Interest on Tenant’s Obligations; Late Charges.

25.1 Interest. Any amount due from Tenant to Landlord which is not paid when due shall bear interest at the lesser of ten percent (10%) per annum or the maximum lawful rate of interest (said lesser rate is herein referred to as the “Default Rate”), from the date such payment is due until paid, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

25.2 Late Charge. In the event Tenant is late in paying any amount of Rent due under this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of each delinquent amount of Rent and any subsequent delinquent amount of Rent. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing each delinquent payment of Rent by Tenant and that such late charge shall be paid to Landlord as liquidated damages for each delinquent payment, but the payment of such late charge shall not excuse or cure any default by Tenant under this Lease. The parties further agree that the payment of late charges and the payment of interest provided for in the preceding paragraph are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of a late charge is to compensate Landlord for the additional administrative expense incurred by Landlord in handling and processing delinquent payments, but excluding attorneys’ fees and costs incurred with respect to such delinquent payments. Notwithstanding anything contained herein to the contrary, Landlord agrees that the first time in any given calendar year in which Tenant is late in the payment of Rent, no late charges will be due provided such payment is made within five (5) days after Tenant’s receipt of Landlord’s written notice to Tenant of such delinquency.

26.	Quiet Enjoyment.

Tenant, upon the paying of all Rent hereunder and performing each of the covenants, agreements and conditions of this Lease required to be performed by Tenant, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation of anyone lawfully claiming by, through or under Landlord, subject, however, to the terms and conditions of this Lease. This covenant of quiet enjoyment is in lieu of any implied covenant of quiet enjoyment under Texas law.

27.	Parking Facilities.

Landlord shall make available to Tenant, throughout the Term, permits for Tenant and its employees and invitees to park, at any given time, on an unreserved basis, four (4) cars in the Parking Facility for each 1000 Rentable Square Feet of the Premises, subject to such reasonable rules and regulations as Landlord may establish. Parking may be access controlled. There shall be no charge for any of the parking spaces specified herein during the Term or any Renewal Term. Tenant understands that parking patterns and areas may be modified by Landlord in its sole discretion provided such modification does not unreasonably interfere with Tenant’s use of the Parking Facility and parking spaces and private access roads and building appurtenances on the Land. Landlord shall have no liability for any damage to persons or property which may occur in, on, or about the Parking Facility.

28.	Brokers.

Landlord and Tenant each warrants to the other that it has not had any contact or dealings with any real estate broker or other intermediary other than Tenant’s dealings with Jones Lang LaSalle Brokerage, Inc. and Landlord’s dealings with Oxford Alliance Services dba Oxford Commercial (collectively, “Brokers”) which would give rise to the payment of any fee or brokerage commission in connection with this Lease. Landlord and Tenant shall each indemnify the other from and against any loss, liability or damage (including reasonable and actual counsel fees and costs) with respect to any fee or brokerage commission (except to Brokers) arising out of any act or omission of the indemnifying party. Landlord agrees to pay brokerage commissions due in connection with this Lease to Brokers in accordance with a separate commission agreement executed by Landlord and Brokers.

29.	Rules and Regulations.

The “Rules and Regulations” attached hereto as Exhibit E are hereby incorporated herein and made a part of this Lease. Tenant agrees to abide by and comply with each and everyone of said Rules and Regulations and any amendments, modifications and/or additions thereto as may hereafter be adopted by Landlord for the safety, care, security, good order and cleanliness of the Premises, the Building, the Parking Facility or any other portion of the Property provided such existing and/or future Rules and Regulations (i) are consistent for all tenants of the Buildings, (ii) applied uniformly among all tenants of the Buildings, and (iii) do not materially and adversely affect Tenant’s use and occupancy of the Premises, Building, Common Area and/or Parking Facility; no change in the Rules and Regulations will result in any material out-of-pocket cost to Tenant. Landlord shall have the right to amend, modify or add to the Rules and Regulations in its sole discretion. Landlord agrees that the Rules and Regulations shall not be enforced so as to discriminate against Tenant and that Landlord shall use commercially reasonable efforts to enforce the Rules and Regulations uniformly against all tenants in the Building; provided, however, that Landlord shall not be liable to Tenant for Landlord’s failure to enforce the Rules and Regulations against any other tenants. Tenant shall not be obligated to comply with any future Rules and Regulations or amendments thereto until Tenant has received a written copy of such Rules and Regulations. In the event of a conflict between this Lease and the Rules and Regulations, the terms and conditions of the Lease shall prevail.

30.	Signage.

30.1 Directory. Landlord shall maintain a directory at the Building to accommodate the names of tenants of the Building and shall provide Tenant with name placement thereon as Tenant may request and change from time to time at Landlord’s sole cost and expense.

30.2 Signs. Tenant shall be permitted to install, at its own expense, appropriate signs containing Tenant’s name at the entrances to the Premises, in the reception area(s) of the Premises and, if and so long as Tenant leases all of the Rentable Area on individual floors of the Premises, on the walls of the elevator lobbies on each floor of the Premises leased solely by Tenant. Any such signs will be designed and constructed in a manner compatible with Building standard signs and graphics criteria and shall be subject to Landlord’s prior written approval which approval shall not be unreasonably conditioned, withheld or delayed. Upon expiration of the Term, Tenant shall promptly remove all of its signs and repair and restore the surfaces on which such signs were attached to a condition and appearance which is consistent with the finishes (e.g. paint and any other exterior finishes) in close proximity to such surface, at Tenant’s expense.

30.3 Monument Sign.

(a) Tenant shall have the right, at Tenant’s sole cost and expense, to place Tenant’s signage (“Tenant’s Monument Sign Placement”) on the existing monument sign (the “Monument Sign”) for the Building located at the entry to the Property in the location on the monument shown on the attached Exhibit K.

(b) Tenant shall be solely responsible for all costs in connection with Tenant’s Monument Sign Placement -i.e. name, logo, etc. on the Monument Sign including, without limitation, all costs of obtaining permits and zoning and regulatory approvals, if any, and all costs of design, construction, installation, and supervision. Prior to commencing any work in connection with the installation of Tenant’s Monument Sign Placement, Tenant shall furnish to Landlord for its approval (which approval shall not be unreasonably withheld or delayed) copies of all plans and specifications for the installation of Tenant’s Monument Sign Placement; names and addresses of contractors; copies of contracts; necessary permits required, if any, and evidence of contractor’s and subcontractor’s insurance in an amount reasonably satisfactory to Landlord. Tenant shall be solely responsible for any damage to Tenant’s Monument Sign Placement.

(c) Tenant must obtain Landlord’s written consent (which approval shall not be unreasonably withheld, conditioned or delayed) for Tenant’s Monument Sign Placement prior to its fabrication and installation. Landlord reserves the right to withhold consent to Tenant’s Monument Sign Placement if, in the reasonable judgment of Landlord, it is not harmonious with the design standards of the Building. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord, showing the type and sizes of all lettering; the colors, finishes and types of materials used.

(d) Upon expiration of the Term, Tenant shall promptly remove all its exterior signs and repair and restore the surfaces on which such signs were attached to a condition and appearance which is consistent with the finishes (e.g. paint) in close proximity to such surface, at Tenant’s expense.

(e) Tenant may use any portion of the Tenant Improvement Allowance for any signage permitted in this Lease.

31.	Personal Property Taxes.

Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Property. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days following written request therefor and the presentation of documentation specifying the basis for the increase and related documentation from Landlord, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Applicable Laws and if the non-payment thereof does not pose a material and substantial threat of loss or seizure of the Building or the Property or interest of Landlord therein or impose any fee or penalty against Landlord.

32.	General Provisions.

32.1 No Waiver. The waiver by Landlord or Tenant of any breach of any provision contained in this Lease, which waiver shall only be effective if the same is in writing, or the failure of Landlord or Tenant to insist on strict performance by Tenant or Landlord, shall not be deemed to be a waiver of such provision as to any subsequent breach thereof or of any other provision contained in this Lease. The acceptance of Rents hereunder by Landlord shall not be deemed to be a waiver of any breach or default by Tenant regardless of Landlord’s knowledge of such breach or default at the time of acceptance of Rent.

32.2 Terms; Headings. The words “Landlord” and “Tenant” as used herein shall include the plural, as well as the singular. The words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. The headings or titles of this Lease shall have no effect upon the construction or interpretation of any part hereof. Any reference to a period of time measured in days refers to calendar days unless otherwise specifically indicated.

32.3 Entire Agreement. This instrument along with any exhibits and attachments or other documents attached hereto constitutes the entire and exclusive agreement between Landlord and Tenant with respect to the Premises. The exhibits attached hereto, including, without limitation, Exhibit G, are incorporated herein by this reference for all purposes. This instrument and said exhibits and attachments and other documents may be altered, amended, modified or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant hereby agree that all prior or contemporaneous oral and written understandings, agreements or negotiations relative to the leasing of the Premises are merged into and superseded by this instrument.

32.4 Successors and Assigns. Subject to the provisions of Section 15 relating to Assignment and Sublease, this Lease is intended to and does bind the heirs, executors, administrators, successors and assigns of any and all of the parties hereto.

32.5 Notices. All notices, consents, approvals, requests, demands and other communications (collectively “notices”) which Landlord or Tenant are required or desire to serve upon, or deliver to, the other shall be in writing and shall be sent by certified U.S. mail, return receipt requested, or by personal delivery, or by a reputable commercial overnight courier service (such as, but not limited to, Federal Express), to the appropriate address indicated in the Lease Summary, or at such other place or places as either Landlord or Tenant may, from time to time, designate in a written notice given to the other. If the term “Tenant” in this Lease refers to more than one person or entity, Landlord shall be required to make service or delivery, as aforesaid, to anyone of said persons or entities only. Notices shall be deemed sufficiently served or given at the time of receipt, regardless of the method of delivery as long as such method complies with this Lease. Any notice, request, communication or demand by Tenant or Landlord to the other party hereto shall be addressed in accordance with the addresses set forth in the Lease Summary. Rejection or other refusal to accept a notice or the inability to deliver the same because of a changed address of which no notice was given, shall be deemed to be receipt of the notice on the date delivery was first attempted.

32.6 Severability. If any provision of this Lease shall be held invalid or unenforceable to any extent, the remaining provisions of this Lease shall not be affected thereby and each of said provisions shall be valid and enforceable to the fullest extent permitted by law.

32.7 Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

32.8 Governing Law. This Lease shall be governed by, interpreted and construed in accordance with the laws of the State of Texas applicable to contracts executed and performed entirely within the State of Texas. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Lease must bring such legal action or proceeding in the applicable court(s) of Travis County, Texas having jurisdiction over the subject matter of such action or proceeding, and each party submits to the jurisdiction of such court(s).

32.9 Attorneys’ Fees. In the event of any dispute, whether in litigation or in an alternative dispute resolution proceeding, between the parties, the prevailing party shall be entitled to obtain, as part of the resolution thereof, all reasonable attorneys’ fees, costs and expenses incurred in connection with such dispute, except as may be limited by Applicable Law.

32.10 Light and Air. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building or any other portion of the Property shall in no manner affect this Lease or impose any liability whatsoever on Landlord.

32.11 Bankruptcy Prior to Commencement. If, at any time prior to the Commencement Date, any action is taken by or against Tenant in any court pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant, Tenant makes any general assignment for the benefit of creditors, a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, or there is an attachment, execution or other judicial seizure of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, then this Lease shall ipso facto be canceled and terminated and of no further force or effect. In such event, neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Premises or any interest in this Lease and Landlord shall, in addition to any other rights and remedies under this Lease, be entitled to retain any Rent, security deposit or other monies received by Landlord from Tenant as liquidated damages.

32.12 Force Majeure. Neither Landlord nor Tenant shall be liable for any failure to comply or delay in complying with its obligations hereunder (other than Tenant’s obligation to pay Rent and other sums hereunder, the obligations to carry insurance hereunder or to comply with Section 3 hereof) if such failure or delay is due to Force Majeure Events. Landlord shall not be obliged to settle any strike to avoid a Force Majeure Event from continuing.

32.13 Applicable Laws. At its sole cost and expense, Tenant shall promptly comply with all requirements of Applicable Laws, other than making any changes to the structure of the Building, relating to or arising out of the use, occupancy, repair or alteration of the Premises. Tenant, at its sole cost and expense, shall obtain and maintain throughout the Term, any business licenses or permits required by any governmental body for the conduct of its business within the Premises.

32.14 Estoppel Certificates. Either party shall, without charge, at any time and from time to time hereafter, within fifteen (15) days after written request of the other (but no more often than twice in any calendar year period), certify by written instrument duly executed and acknowledged to any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified in such request: (a) as to whether this Lease has been supplemented or amended, and, if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Lease, in accordance with its tenor as then constituted; (c) as to the party’s knowledge the existence of any default thereunder; (d) as to the party’s knowledge the existence of any offsets, counterclaims or defenses thereto on the part of such other party; (e) as to the commencement and expiration dates of the Term of this Lease and the date to which Rent has been paid; and (f) as to any other matters as may reasonably be so requested. Any such certificate may be relied upon by the party requesting it and any other person, firm or corporation to whom the same may be exhibited or delivered and the contents of such certificate shall be binding on the party executing same.

32.15 Examination of Lease. The submission of this instrument for examination or signature by Tenant, Tenant’s agents or attorneys, does not constitute a reservation of, or an option to lease, and this instrument shall not be effective or binding as a lease or otherwise until its execution and delivery by both Landlord and Tenant.

32.16 Landlord Liability. NOTWITHSTANDING ANYTHING IN THIS LEASE OR ANY APPLICABLE LAW TO THE CONTRARY, THE LIABILITY OF LANDLORD HEREUNDER (INCLUDING ANY SUCCESSOR LANDLORD HEREUNDER) AND ANY RECOURSE BY TENANT AGAINST LANDLORD SHALL BE LIMITED SOLELY TO THE INTEREST OF LANDLORD IN THE PROPERTY, AND NEITHER LANDLORD, NOR ANY OF ITS CONSTITUENT MEMBERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES, PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SHAREHOLDERS SHALL HAVE ANY PERSONAL LIABILITY THEREFOR, AND TENANT, FOR ITSELF AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER TENANT, EXPRESSLY WAIVES AND RELEASES LANDLORD AND SUCH RELATED PERSONS AND ENTITIES FROM ANY AND ALL PERSONAL LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES EXCEPT AS SPECIFICALLY PROVIDED FOR HEREIN, INCLUDING WITHOUT LIMITATION ANY LIABILITY UNDER SECTIONS 22 OR 34 HEREOF. TENANT HEREBY WAIVES ITS STATUTORY LIEN UNDER SECTION 91.004 OF THE TEXAS PROPERTY CODE.

32.17 Representations by Tenant. Tenant represents and warrants to Landlord that, on the date hereof and throughout the Term, the following:

(a) Tenant is a proprietary limited company, duly organized and validly existing in good standing under the laws of Australia, has qualified to do business in the State of Texas and has all requisite power and authority to enter into and perform its obligation under this Lease;

(b) no governmental action is required to be taken, given or obtained, as the case may be, by or from any governmental authority and no filing, recording, publication or registration in any public office or any other place, is necessary to authorize the execution, delivery and performance by Tenant of this Lease or for the legality, validity, binding effect or enforceability hereof;

(c) the execution and delivery of this Lease by Tenant and the performance of its obligation hereunder will not contravene any Applicable Laws, or any judgment or order applicable to or binding on it, or contravene or result in any breach of, or constitute any default under, its articles of incorporation or any indenture, mortgage, contract, agreement or instrument to which the Tenant is a party or by which any of its properties may be bound; and

(d) the execution, delivery and performance of this Lease by Tenant has been duly authorized by all necessary action;

(e) this Lease has been duly executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant enforceable against Tenant in accordance with its tenns, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, liquidation or similar laws affecting creditors’ rights generally and by general principles of equity; and

(f) Tenant is in compliance and will continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (the “Executive Order”). Tenant further represents (such representation to be true throughout the Tenn) (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SON List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. person is prohibited from transacting business. As of the date hereof, a list of such designations and the text for the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcementlofac.

32.18 Memorandum of Lease. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a Default under this Lease.

32.19 Landlord’s Fees. Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease and the direct cost, or portion thereof, of the person(s) taking such action and/or providing such consent is not recouped by the Landlord through Operating Expenses for the Building, Tenant will reimburse Landlord for Landlord’s actual reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including, without limitation, reasonable fees of attorneys, engineers and architects, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

32.20 Representations of Landlord. Landlord represents and warrants to Tenant that, on the date hereof and throughout the Term, the following:

(a) Landlord is a limited partnership, duly organized and validly existing in good standing under the laws of Texas, has qualified to do business in the State of Texas and has all requisite power and authority to enter into and perform its obligation under this Lease;

(b) no governmental action is required to be taken, given or obtained, as the case may be, by or from any governmental authority and no filing, recording, publication or registration in any public office or any other place, is necessary to authorize the execution, delivery and performance by Landlord of this Lease or for the legality, validity, binding effect or enforceability hereof;

(c) the execution and delivery of this Lease by Landlord and the performance of its obligation hereunder will not contravene any Applicable Laws, or any judgment or order applicable to or binding on it, or contravene or result in any breach of, or constitute any default under, its articles of organization or any indenture, mortgage, contract, agreement or instrument to which the Landlord is a party or by which any of its properties may be bound;

(d) the execution, delivery and performance of this Lease by Landlord has been duly authorized by all necessary action;

(e) this Lease has been duly executed and delivered by Landlord and constitutes the legal, valid and binding obligation of Landlord enforceable against Landlord in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, liquidation or similar laws affecting creditors’ rights generally and by general principles of equity; and

(f) Landlord is in compliance and will continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, the Executive Order. Landlord further represents (such representation to be true throughout the Term) (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SON List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. person is prohibited from transacting business.

32.21 Intentionally Deleted.

33.	DTPA WAIVER.

PURSUANT TO SECTION 17.42 OF THE TEXAS BUSINESS AND COMMERCE CODE, TENANT WAIVES ALL PROVISIONS OF SUBCHAPTER E OF CHAPTER 17 OF SUCH CODE (OTHER THAN SECTION 17.555) (THE “DTPA”) WITH RESPECT TO THIS LEASE. TO INDUCE LANDLORD TO ENTER INTO THIS LEASE, TENANT REPRESENTS AND WARRANTS: (A) TENANT IS REPRESENTED BY LEGAL COUNSEL OF ITS OWN CHOICE AND DESIGNATION IN CONNECTION WITH THE

TRANSACTION CONTEMPLATED BY THIS LEASE; (B) TENANT’S COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED OR SELECTED BY LANDLORD OR AN AGENT OF LANDLORD; (C) TENANT IS LEASING THE PREMISES FOR BUSINESS OR COMMERCIAL PURPOSES, NOT FOR USE AS TENANT’S RESIDENCE; (D) TENANT HAS SUFFICIENT KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS AND IT CAN EVALUATE THE MERITS AND RISKS OF THIS LEASE; (E) TENANT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LANDLORD WITH RESPECT TO THIS LEASE; (F) TENANT HAS A CHOICE OTHER THAN TO ENTER INTO THIS LEASE WITH THIS DTPA WAIVER PROVISION, IN THAT IT CAN ENTER INTO A LEASE AGREEMENT WITH ANOTHER LANDLORD OR PA Y MORE CONSIDERATION TO ENTER INTO THIS LEASE WITHOUT THIS DTPA WAIVER PROVISION; (G) TENANT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THIS DTPA WAIVER PROVISION AND CONSIDERS IT BINDING AND ENFORCEABLE; AND (H) TENANT ACKNOWLEDGES THAT LANDLORD WOULD NOT ENTER INTO THIS LEASE FOR THE SAME CONSIDERATION OR UPON THE SAME TERMS BUT FOR THE INCLUSION OF THIS DTPA WAIVER PROVISION IN THIS LEASE.

34.	Hazardous Materials.

The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Applicable Laws relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or the Property. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Property except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Applicable Laws. If Tenant breaches its obligations under this Section, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless the Indemnified Parties from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) arising from Tenant’s failure to comply with the provisions of this Section. This indemnity provision shall survive termination or expiration of this Lease. Landlord shall not (and shall not permit its agents or employees to) use, generate, store or dispose of Hazardous Materials at the Building, except in a manner and quantity necessary for the operation of the Building and then in compliance with all Applicable Laws. Landlord represents and warrants to Tenant that, to the best of Landlord’s actual knowledge as of the latter of the Effective Date or delivery of possession of the Premises to Tenant, there are no Hazardous Materials, including asbestos containing materials, PCBs or petroleum, present, installed, released or discharged in or about the Premises or Property which are in violation of any Applicable Laws, that the Premises and Property are in compliance with all environmental laws, and that Landlord has and will maintain and operate the Building, including the Common Areas and Parking Facility, and the Property in compliance with all Applicable Laws including any laws related to the storage and disposal of Hazardous Materials. Landlord further represents and warrants to Tenant that, to the best of Landlord’s actual knowledge, there are no underground storage tanks for petroleum products or Hazardous Materials, active or abandoned, located on the Land on which the Building is situated and that there is no pending, threatened or anticipated claim, lawsuit, governmental proceedings or liens or other legal or administrative action involving environmental matters with respect to the Premises or Property. Landlord hereby agrees to indemnify Tenant and hold Tenant harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorney fees, costs of settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Tenant by any person, entity or governmental agency for or with respect to, matters arising from Landlord’s violation of the covenants in this Section. The obligations of Landlord under this Section shall survive any expiration or termination of this Lease.

35.	Security.

35.1 Letter of Credit. Any Event of Default for purposes of this Section 35 shall mean an Event of Default that is monetary in nature or an Event of Default that has liquidated into a monetary Event of Default. Concurrent with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable letter of credit (“LC”) in the original amount of Four Hundred Thousand and no/100 Dollars ($400,000.00) (the “LC Stated Amount”). The LC shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, and the parties hereto acknowledge and agree that the LC does not constitute and shall not, in any event, be deemed to constitute a security deposit. The LC shall be issued by a national money center bank reasonably acceptable to Landlord, and shall be in the form attached hereto as Exhibit J. Tenant shall pay all expenses, points and/or fees incurred in obtaining and renewing the LC. The LC shall be effective from the date of delivery thereof through the date which is one hundred (100) days after the expiration of the Lease Term (the “LC Expiration Date”). The LC may be re-issued, renewed or replaced for annual periods, provided that the LC Stated Amount is not reduced except as expressly provided below. Each reissue, renewal or replacement LC shall be in the form attached hereto as Exhibit J, and shall be subject to Landlord’s prior written approval. The LC Stated Amount shall be reduced by One Hundred Thousand and 0/100 Dollars ($100,000.00) on the day after the expiration of the twenty-sixth (26th) month following the Commencement Date and shall continue to be reduced by such amount following the expiration of subsequent one (I) year periods (herein, each a “Reduction Date”), subject to the provisions of Subparagraphs (a) and (b) immediately below, until it has been reduced to $100,000.00, at which amount it will remain until the expiration of the Term (as it may be extended).

(a) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing on a Reduction Date, or if an Event of Default would exist and be continuing on a Reduction Date but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, or if Tenant is in default under this Lease and Tenant has received notice thereof as required by this Lease, but failed to cure such default within the time period permitted under this Lease or such lesser time as may remain before a Reduction Date, then the LC Stated Amount shall not be reduced on such Reduction Date (but shall be reduced upon the curing of such default, subject, however, to Landlord’s draw on the LC as permitted hereunder in connection with an Event of Default).

(b) Tenant hereby covenants to provide to Landlord not less than thirty (30) days prior to each Reduction Date, a certificate signed by an authorized officer or manager of Tenant stating to the best knowledge of the certifying officer or manager, Tenant’s net worth (i.e., the amount by which the sum of Tenant’s assets, excluding goodwill but including current accounts receivable, exceeds Tenant’s liabilities) as of a date not earlier than twelve (12) months prior to the applicable Reduction Date. If Tenant’s net worth as of such date is a negative number, or if Tenant fails to provide the certification as required hereunder, then the LC Amount shall not be reduced on the applicable Reduction Date.

(c) If, following the IPO, Tenant’s “net worth” is greater than the aggregate amount of the remaining gross lease payments over the remainder of the Term as it may be extended, the LC shall be returned to Tenant and (subject to the following sentence) Tenant shall not be required to obtain any future LC. Should Tenant’s tangible net worth subsequently fall below the remaining gross lease payments over the remainder of the Term as it may be extended, Tenant will again be required to deliver an LC in accordance with the terms of this Section, subject to any and all reductions that would have occurred on any subsequently occurring Reduction Date. As used herein, “net worth” shall mean the amount by which the sum of Tenant’s assets, excluding goodwill but including current accounts receivable, exceeds Tenant’s liabilities.

35.2 Failure to Reissue, Renew or Replace. If the bank that issues the LC fails to extend the expiration date thereof through the LC Expiration Date, and/or if Landlord receives a notice of non-renewal from such bank (as described in the LC), then Tenant shall provide Landlord with a substitute LC. If Tenant fails to provide Landlord with a substitute LC in a form reasonably acceptable to Landlord at least thirty (30) days prior to the expiration of the then existing LC, then (i) such failure shall be deemed an Event of Default hereunder, and (ii) Landlord shall be entitled to draw down the full amount of the LC then available and apply, use and retain the proceeds thereof in accordance with Paragraph 35.3; provided, however, that if Landlord does draw down and retain the proceeds of the LC, then no Default or Event of Default shall be deemed to have occurred as it relates to Tenant’s failure to provide a substitute LC.

35.3 Application of LC and LC Account. If an Event of Default shall occur and be continuing with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of rent, or an Event of Default would exist under the Lease but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, or in the event the LC is not renewed or reissued at least thirty (30) days prior to the expiration of the then existing LC, Landlord may, but shall not be required to, draw upon all or any part of the LC and/or LC Account (defined below) or use, retain or apply all or any part of the proceeds thereof for the payment of any rent or any other sum in default, to repair damages caused by Tenant, to clean the Premises, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s Event of Default or to compensate Landlord for loss or damage which Landlord may suffer by reason of Tenant’s Event of Default, including without limitation the amounts to which Landlord may become entitled pursuant to Section 35.2 above (whether or not such amounts have been awarded) and any other loss, liability, expense and damages that may accrue upon Tenant’s Event of Default or the act or omission of Tenant or any officer, employee, agent or invitee of Tenant, and costs and the actual and reasonable out-of-pocket attorneys’ fees incurred by Landlord to recover possession of the Premises upon an Event of Default by Tenant hereunder. Any amount of the LC which is drawn upon by Landlord, but not used or applied by Landlord shall be held by Landlord in an account (the “LC Account”) as security for the full and faithful performance of each of the terms hereof by Tenant, subject to use and application as set forth herein. The use, application, retention or draw of the LC and/or LC Account, or any portion thereof, by Landlord shall not (i) constitute the cure of any Event of Default by Tenant or the waiver of such Event of Default, (ii) prevent Landlord from exercising any other remedies provided for under this Lease or by law, it being intended that Landlord shall not first be required to proceed against the LC and/or LC Account, or (iii) operate as a limitation on the amount of any recovery to which Landlord may otherwise be entitled. If any portion of the LC and/or LC Account is so drawn upon, or any part of the proceeds thereof is used or applied, Tenant shall, within fifteen (15) business days after written demand therefor, increase the value of the LC to its value immediately before any such draw, or deposit cash with Landlord in an amount equal to the draw upon the LC and/or the amount of the LC Account that was used or applied (so that the combined amount of the remaining sums available to be drawn upon the LC and the LC Account balance equals the LC Stated Amount (as the same may be reduced pursuant to any applicable Reduction Date), and Tenant’s failure to do so shall be an Event of Default under this Lease. The LC Account may be commingled with other funds of Landlord, shall be held in Landlord’s name, and Tenant shall not be entitled to any interest or earnings thereon. Notwithstanding any contrary provision herein, in the event that the total amount of the LC outstanding plus any amount remaining in the LC Account exceeds the LC Stated Amount (“Excess Security”), then Landlord shall return the amount of the Excess Security to Tenant upon Tenant’s request to the extent that such amount is available in the LC Account.

35.4 Entire Agreement. Landlord and Tenant hereby acknowledge that their entire agreement with respect to the LC and the LC Account is set forth herein.

35.5 Expiration of LC. Unless an Event of Default has occurred and is continuing under this Lease or an Event of Default would exist under the Lease but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, within sixty (60) days following the LC Expiration Date, Landlord shall return any LC previously delivered by Tenant and any balance remaining in the LC Account after use and application in accordance with this Section 35, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder), and Tenant shall have no further obligation to provide the LC.

35.6 Landlord’s Transfer. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Building or Project and in this Lease, and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the LC and/or the LC Account to the transferee or mortgagee. Upon such transfer or assignment of the LC and/or LC Account (and conditioned on the acceptance of the same by the transferee or mortgagee), Landlord shall be deemed released by Tenant from all liability or obligation for the return of the LC and LC Account, as applicable, and Tenant shall look solely to such transferee or mortgagee for the return thereof. If Landlord transfers or assigns the LC and Tenant fails to cause the bank that issued the LC to accept such transfer or assignment, such failure shall be an Event of Default hereunder.

35.7 Bank Obligation. Tenant acknowledges and agrees that the LC is a separate and independent obligation of the issuing bank to Landlord and that Tenant is not a third party beneficiary of such obligation, and that Landlord’s right to draw upon the LC for the full amount due and owing thereunder shall not be, in any way, restricted, impaired, altered or limited by virtue of any provision of the United States Bankruptcy Code, including without limitation, Section 502(b)(6) thereof.

36.	Counterparts.

This Lease may be executed in multiple counterparts, including by fax, electronic mail and other electronic means, each of which shall be deemed an original and all of which together shall constitute a single instrument.

37.	Relation of Parties.

It is the intention of this Lease to create the relationship between the parties hereto of landlord and tenant and no other relationship whatsoever, and nothing contained in this Lease (including, without limitation, the method of determining Rent) shall be construed to make the parties hereto partners or joint venturers or to render either party hereto liable for any of the debts or obligations of the other party.

38.	Joint and Several Liability.

If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.

39.	Appraisal of the Property.

TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROPERTY OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE.

40.	Usury.

All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged or received by Landlord for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under the applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of Rent hereunder, and if such amount which would be excessive interest exceeds such Rent, then such additional amount shall be refunded to Tenant.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the dates set forth below, to be effective as of the Effective Date.

LANDLORD:

NEW TPG-FOUR POINTS, L.P.,
a Texas limited partnership

By:	TPG-NEW FP GP, LLC,
a Delaware limited liability company
Its: General Partner

By:	Thomas Properties Group, L.P.,
a Maryland limited partnership
Its: Manager

By:	Thomas Properties Group, Inc.,
a Delaware corporation
Its: General Partner

By:	/s/ Randall L. Scott
Name:	Randall L. Scott
Title:	Authorized Signatory
Date:	November 20, 2012

TENANT:

BIGCOMMERCE, INC.,
A Taxes corporation

By:	/s/ Robert Alvarez
Name:	Robert Alvarez
Title:	CFO
Date:	November 14th, 2012

EXHIBIT A

FLOOR PLAN

A-1

EXHIBIT B

GLOSSARY OF DEFINED TERMS

Applicable Laws. All laws, statutes, ordinances and other governmental rules, regulations and requirements, and all restrictive covenants, now or hereafter in effect, which apply to the Property, the Buildings and/or the Premises and/or Tenant’s operations within the Premises, including, without limitation, those pertaining to environmental protection.

Building. The office building known as Four Points Centre Building II and located at 11305 Four Points Drive, Austin, Texas 78726.

Building Systems. The electrical, mechanical, vertical transportation, sprinkler, fire and life safety, structural, security, heating, ventilation and air conditioning systems serving the Building, including pipes, wiring, cabling, ducts and conduits forming an integral part of such systems.

Class A Buildings. Means office buildings in the Austin, Texas area with comparable or better management, construction quality and amenities, including the landscaping and grounds, associated with such buildings as currently exist at the Property, that contain at least 50,000 square feet and structured parking, as reasonably designated by Landlord.

Completion Date. Means the date on which Substantial Completion occurs with respect to the Premises; provided, however, if Substantial Completion is delayed because of a “Tenant Delay” (as defined in Exhibit D attached to the Lease), then the Completion Date shall be deemed to occur on the earliest date (as determined by Landlord) that the Tenant Improvements would have been Substantially Complete but for such Tenant Delay.

Fair Market Rental Rate. The Fair Market Rental Rate shall mean the annual amount of rental that a willing tenant would pay and a willing landlord would accept in arm’s length, bona fide negotiations for a renewal or expansion lease of the subject premises to be executed at the time of determination and to commence on the commencement of the subject lease term, based upon other comparable lease transactions made concerning the Building and other Class A Buildings within northwest and far northwest submarkets, taking into consideration all relevant terms and conditions of such comparable leasing transactions, including, without limitation: (i) location, quality and age of the building: (ii) use and size of the space in question; (iii) location and/or floor level within the building; (iv) extent of leasehold improvement allowances (considering existing improvements); (v) the amount of any abatement of rental or other charges; (vi) parking charges or inclusion of same in rental; (vii) lease takeovers/assumptions; (viii) amenities, including fitness centers, restaurants and the like; (ix) relocation allowances; (x) refurbishment and repainting allowances; (xi) any and all other concessions or inducements consistent with the applicable submarket (including rental abatement); (xii) distinction between “gross” and “net” lease; (xiii) extent of services provided or to be provided; (xiv) base year or dollar amount for escalation purposes (both operating costs and ad valorem/real estate taxes); (xv) credit standing and financial stature of the tenant or subtenant; (xvi) any other adjustments (including by way of indexes) to base rental; and (xvii) length of term.

Force Majeure Events. Means acts of God, inability to obtain labor, strikes, lockouts, lack of materials, governmental restrictions, enemy actions, civil commotion, riots, insurrection, war, fire, earthquake, hurricane, unavoidable casualty or other similar causes beyond a party’s reasonable control.

Gross Property Income. All Rent and other income actually collected from operations during each year, except interest income derived from funds on deposit in financial institutions. “Rent” shall mean all amounts collected from tenants in the Property other than (i) security and other tenant deposits (other than as applied to pay Rent); and (ii) Rents paid in advance by tenants, except the portion of any such advance payment applied to the Rent due for the current month. Gross Property Income shall include all income from the Property whether or not characterized as Rent, including parking charges, operating expense reimbursements and fees, amounts paid for after-hours or excess utilities, air conditioning service or other services, amounts paid for special services rendered to tenants of the Building, and vending machine rental charges, but Gross Property Income shall not include any amounts received in settlement of insurance claims by Landlord, as awards in litigation or other proceedings (other than such amounts which compensate Landlord for income which Landlord otherwise would have received from the Property), as costs and fees recovered in litigation, or from refund or return of taxes paid or amounts paid under construction or service contracts.

Holidays. Shall have the meaning set forth in the definition of “Normal Working Hours.”

Indemnified Parties. Shall mean any and all of the following: Landlord; any Mortgagee, whether now or hereafter existing; Manager; and their respective members, managers, partners, officers, directors, agents and employees.

Land. That certain real property located in Travis County, Texas, as more particularly described as follows: Lot 2, Block “B”, FOUR POINTS CENTRE PUD, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200200080 and corrected under Document no. 2004185158, both of the Official Public Records of Travis County, Texas.

Landlord’s Mort!!a!!ee Cure Period. Shall mean fifteen (15) days following the expiration of the time period allowed for Landlord to cure any alleged default under this Lease (or so long as Landlord’s Mortgagee commenced to cure such default or event promptly following receipt of the notice of such default, but the default or event is not curable within fifteen (15) days despite undertaking all reasonable efforts, then such period as it takes to cure such default as long as Landlord’s Mortgagee is diligently pursuing such cure).

Manager. Thomas Properties Group, LP, or any successor manager of the Building.

Normal Working Hours. The periods from 7:00 a.m. to 7:00 p.m., Monday through Friday, and from 8:00 a.m. to 1:00 p.m. Saturday with respect to the Premises and Building, except New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day (on the days such holidays are generally observed) (“Holidays”).

Operating Expenses. For the purposes of this Lease, “Operating Expenses” shall mean the total of all actual costs incurred by Landlord and disbursements of Landlord (but not specific costs billed to specific tenants of the Buildings), computed on the accrual basis and calculated in accordance with generally accepted accounting principles consistently applied, which are attributable and allocable to the management, operation, maintenance, cleaning, protecting, servicing and repair of the Property for a particular calendar year or portion thereof. Operating Expenses shall include, without limitation, (i) the cost of providing, managing, operating, maintaining and repairing air conditioning, sprinkler, fire and life safety, electricity, steam, heating, mechanical, ventilation, Common Area lighting, escalator and elevator systems and all other utilities and the cost of supplies, including, without limitation, replacement lamps and ballasts, and equipment and maintenance and service contracts in connection therewith; (ii) the cost of repairs, general maintenance and cleaning, trash removal, telephone service, janitorial service, and supplies, security, indoor and outdoor landscaping, and other Property services, if any; (iii) the cost of fire, extended coverage, boiler, sprinkler, apparatus, commercial general liability, property damage, rent, earthquake, hurricane and other insurance; (iv) wages, salaries and other labor costs including taxes, insurance, retirement, medical and other employee benefits for all staff at or below the grade of property manager engaged either full or part-time in operation, management or maintenance related to the Property, including without limitation, project accounting and accounts receivable and payable personnel with the cost of wages, salaries and other labor costs specified above allocated pro rata based upon the square footage that the Property bears to the total amount of square footage of office properties owned and/or managed by Landlord and its affiliates in the Austin, Texas market; (v) fees, charges and other costs, including management fees, consulting fees, legal fees and accounting fees, of all independent contractors engaged by Landlord to the extent such services benefit the tenants of the Buildings generally or reasonably charged by Landlord if Landlord performs any such services in connection with the Property (currently the management fee is three and one-half percent (3.5%) of Gross Property Income, calculated prior to the inclusion of said management fee in Gross Property Income); (vi) the fair market rental value of the Property manager’s offices and storage areas in the Buildings, provided said offices and storage areas are of a size comparable to other property management offices for similar office buildings and are devoted to the management, operation, maintenance or repair of the Property (or to the extent such areas are devoted to other properties, then pro rata to the Property and such other properties) but not leasing, marketing or construction personnel or functions; (vii) the cost of business taxes and licenses; (viii) fees imposed by any federal, state or local government for fire and police protection, trash removal or other similar services which do not constitute Real Property Taxes as defined below; (ix) any charges which are payable by Landlord to a special assessment district or imposed upon Landlord pursuant to any lawful means; (x) the costs of contesting the validity or applicability of any governmental enactment after the Effective Date which would increase Operating Expenses; (xi) capital costs incurred in connection with any equipment, device or other improvement reasonably anticipated to achieve economies in the operation, maintenance or repair of the Property or portion thereof provided, however, the maximum amount which is added to Operating Expenses for any given calendar year for a capital investment item(s) installed for the purpose of achieving economies in the operation, maintenance or repair of the Property or portion thereof shall not exceed the actual costs saved as a result of the installation thereof in excess of amounts previously amortized therefor but only to the extent such expenses are incurred after January 1, 2013; or to comply with Applicable Laws; provided, however, the same shall be amortized (including a reasonable interest rate on the unamortized cost) over the cost recovery period (i.e., the anticipated period to recover the full cost of such capital item), of the relevant capital item as reasonably determined by Landlord; (xii) depreciation of the cost of acquiring, or the rental expense of, personal property used in the maintenance, operation and repair of the Buildings or Property; and (xiii) Real Property Taxes.

Operating Expenses shall not include the following:

(a) The cost of repair to the Buildings, including the Premises, to the extent the cost of the repairs is reimbursed by insurance or condemnation proceeds or is covered by warranty;

(b) Leasing commissions paid to agents of Landlord, other brokers or any other persons in connection with the leasing of space in the Buildings or any other portion of the Property;

(c) The cost of improving or renovating space for tenants (including Tenant) or space vacated by any tenant (including Tenant);

(d) The cost of utilities charged to individual tenants (including Tenant) and payroll, material and contract costs of other services charged to tenants (including Tenant);

(e) The cost of painting and decorating the Premises or premises of other tenants as well as costs including permit, license and inspection fees incurred in renovating or otherwise improving, decorating or painting or altering space for current or prospective tenants or other occupants or of vacant space in the Property;

(t) Depreciation of the Buildings and other real property structures in the Property;

(g) Ground lease payments, principal, interest, points, and other charges and fees on debt or amortization payments on any mortgages on the Property or any part thereof;

(h) Legal and other related expenses associated with the negotiation or enforcement of leases or the defense of (i) Landlord’s title to the Land, the Buildings or other portions of the Property; or (ii) any action based solely on an alleged breach by Landlord of a lease pertaining to space within the Buildings;

(i) Advertising costs incurred directly for leasing individual space In the Buildings or other portions of the Property;

(j) Landlord’s general corporate overhead, including salaries of officers or other employees of Landlord above the level of property manager for the area, and Landlord’s general administrative expenses not directly related to the operation of the Property;

(k) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (excluding compensation paid to clerks, attendants or other persons in connection with the operations of the Parking Facilities);

(I) All items and services for which Tenant or any other tenant in the Building reimburses Landlord (other than Operating Expenses), provided that, any item or service supplied selectively to Tenant shall be paid for by Tenant;

(m) Costs of capital improvements to the Buildings and other portions of the Property, except to the extent included in Operating Expenses pursuant to (xi) above;

(n) Amounts paid to any party, including a division or affiliate of Landlord, providing materials, services (except building management), labor, or equipment to the extent that such amounts exceed the competitive costs of such materials, services (except building management), labor or equipment when provided by an independent party in an arm’s-length transaction;

(o) Any costs, fines or penalties imposed due to Landlord’s deliberate or grossly negligent actions or omissions with respect to any governmental rule or authority;

(p) Any costs incurred by Landlord (i) to bring the Buildings or the Property or any equipment maintained therein in compliance with laws, ordinances, rules, regulations, requirements, directives, guidelines and orders in effect and applicable to the Property as of the Commencement Date, and/or (ii) to complete the improvements to the Building necessary to satisfy the shell condition described in Section 8.3;

(q) The cost of any services or materials supplied to other tenants and not supplied to Tenant;

(r) Depreciation on the Property;

(s) Federal, state, county, city or any other income taxes imposed on or measured by the income of Landlord from the operation of the Property to the extent not included in the definition of Real Property Taxes contained herein;

(t) Repairs, alterations, additions, improvements, replacements made to rectify or correct any defect in the design, materials or workmanship of the Buildings or the Property;

(u) Damage and repairs necessitated by the gross negligence or willful misconduct of Landlord, Landlord’s employees, contractors or agents or by Landlord’s breach of this Lease;

(v) Landlord’s general overhead expenses not related to the Property to the extent not permitted hereunder;

(w) Costs incurred due to a violation by Landlord or any other tenant of the Property of the terms and conditions of a lease;

(x) Fines, penalties, late payment charges, and interest;

(y) Contributions to any organizations whether political or charitable;

(z) Reserves, including reserves for capital items, bad debts, or rental losses;

(aa) Costs, taxes, and fees assessed by or payable to public authorities in connection with any construction, renovation, or expansion of the Building or Property (including, without limitation, costs, taxes, and fees for infrastructure, transit, housing, schools, open space, child care and art work), or incurred for, or in connection with, traffic studies, environmental impact reports, transportation systems management plans, and traffic mitigation measures;

(bb) Rentals and other related expenses incurred in leasing items where the cost of such items would, if purchased, be excluded from Operating Expenses, except for equipment used for making repairs or keeping permanent systems in operation while repairs are being made;

(cc) Costs, including, without limitation, costs of investigation, monitoring, removal, or remediation, arising from the presence of Hazardous Materials (as defined in this Lease) in or about the Property, including, without limitation, the soil or groundwater;

(dd) Costs associated with the operation or maintenance of the corporation, partnership, or other entity which constitutes Landlord, as distinguished from the costs of operation of the Property, including accounting and legal costs, costs of defending lawsuits with any mortgagee, and costs of selling, syndicating, financing, mortgaging, or hypothecating any ownership interest of Landlord or any of Landlord’s interests in the Property; and

(ee) Travel and entertainment expenses.

If the average amount of the Rentable Square Feet in the Buildings leased during any calendar year of the Term is less than 100% of the Rentable Square Feet in the Buildings on an average annualized basis, and Landlord estimates in its reasonable discretion that the Operating Expenses actually incurred by Landlord for the variable costs of (i) utilities, (ii) the property management fee and/or (iii) janitorial services for the Buildings are lower than what would be incurred for such items if at least 100% of the Buildings were occupied, then at Landlord’s election appropriate adjustments using reasonable cost projections based on industry standards shall be made to increase Operating Expenses for such calendar year for the variable costs incurred for utilities and/or janitorial services as specified above as though Landlord had furnished utilities and janitorial services to 100% of the Rentable Floor Area of the Buildings. Notwithstanding Landlord’s right to adjust the three expenses as provided above or anything contained in this Lease to the contrary, in no event will Landlord bill tenants of the Buildings or collect from tenants of the Buildings more than one hundred percent (100%) of the actual amount incurred by Landlord for any calendar year for each item specified above. In the event an adjustment (increase(s)) is made pursuant to the terms stated above, Landlord shall provide Tenant with written notice specifying in reasonable detail the adjustment which was made (including the specifics of the calculation) at the same time Landlord provides Tenant the Annual Operating Expenses Statement specified in Section 5.4 of this Lease; provided, however, for purposes of this paragraph, the amount of Rentable Square Footage leased shall be determined by the total amount of rentable square feet specified in all of the leases in the Property for which the commencement date of each lease term has begun for each such calendar year during the term of the Lease.

Parking Facility. The garage and parking areas located at the Property and serving the Buildings.

Prohibited Uses. Shall mean the operations of any of the following entities or persons or for any of the following purposes:

(a) collection or employment agencies;

(b) schools, day-care facilities or other similar organizations, other than training facilities ancillary to general office use;

(c) radio, television or other broadcasting stations;

(d) living quarters, sleeping apartments or lodging rooms;

(e) any foreign consulates or domestic or foreign government agencies;

(t) governmental agencies, or any subdivision or agency thereof, regularly visited by members of the general public at that office for services provided at that office;

(g) an office that does not exceed the Project’s parking limitations or the Building’s load or density limitations;

(h) any medical groups or practitioners providing medical services;

(i) retail sales operation, retail showroom, classroom (other than for Tenant’s employees), testing center or for non-incidental storage;

(j) any use which would violate any Applicable Laws, including, without limitation, those with respect to hazardous or toxic materials, or the provisions of any governmental permit or document related to the Property;

(k) any use which would adversely affect or render more expensive any fire or other insurance maintained by Landlord for the Building or any of its contents; provided, however Landlord agrees and acknowledges that Tenant’s permitted use hereunder will not result in an adverse effect or more expense;

(l) any use which would impair or interfere with the Building Systems, the Service Facilities or the other tenants in the Buildings;

(m) any use the providing of which is the exclusive right of another tenant in the Building; provided, however, Landlord agrees and acknowledges that (i) no tenant in the Buildings has any exclusive right as of the Effective Date of this Lease that Tenant’s permitted use would violate, (ii) it will not agree to any exclusive use(s) which would result in a conflict with Tenant’s permitted use;

(n) any use which would tend to create a nuisance or tend to injure, annoy, interfere with or disturb other tenants or occupants of the Property; or

(o) any use which would impair the appearance of the Buildings or be prejudicial to the business or reputation of Landlord or the Property or confuse or mislead the public as to the relationship between Landlord and Tenant.

Property. The Land, those two (2) office buildings located on the Land with an address of 11305 Four Points Drive, Austin, Texas 78726, described as the Building containing approximately 96,056 rentable square feet and Building I (“Building I”) containing approximately 96,006 rentable square feet (the Building and Building I are sometimes collectively referred to as the “Buildings”), the Parking Facility, the Common Area and private access roads and building appurtenances on the Land.

Pro Rata Share. A percentage calculated by dividing the Rentable Square Feet in the Premises by the total Rentable Square Feet in the Buildings. For purposes of this Lease, Landlord and Tenant agree that at the inception of this Lease, Tenant’s Pro Rata Share will be 17.1596% for all purposes.

Real Property Taxes. All taxes, assessments (special or otherwise) and charges levied upon or with respect to the Property and any ad valorem taxes on personal property used in connection therewith. Real Property Taxes shall include, without limitation, any tax, fee or excise on the act of entering into this Lease, on the occupancy of Tenant, the Rent hereunder or in connection with the business of owning and/or renting space in the Property which are now or hereafter levied or assessed against Landlord by the United States of America, the State of Texas, or any political subdivision, public corporation, district or other political or public entity, and shall also include any other tax, assessment, fee or excise, however described (whether general or special, ordinary or extraordinary, foreseen or unforeseen), which may be levied or assessed in lieu of, or as a substitute for, either in part or in whole, any Real Property Taxes. Without limiting the generality of the foregoing and notwithstanding anything contained in this Lease to the contrary, Real Property Taxes shall include the tax (sometimes referred to as business, margin or franchise tax) enacted by House Bill 3 as passed during the 3rd called session of the Texas Legislature in 2006, which has been codified in Chapter 171, Texas Tax Code, and any supplements, replacements, additions or other modifications thereto, but only to the extent and for so long as such taxes are determined by reference to the “taxable margin” of Landlord with respect to the Property, such taxes to be apportioned as provided by the Texas Tax Code and determined using elections or methods applicable to Landlord that result in the lowest taxable margin, with such taxes being allocated to the Property under generally accepted accounting principles based on the portion of the taxable margin of Landlord from the Property relative to the taxable margin from other sources of Landlord and its affiliates included in any combined group report. Landlord may pay any such special assessments in installments when allowed by Applicable Law, in which case Real Property Taxes shall include any interest charged thereon. Real Property Taxes shall also include any private assessments or the Buildings’ contribution towards a private or quasi-public cost-sharing agreement for the purpose of augmenting or improving the quality of service and amenities normally provided by governmental agencies. Real Property Taxes shall also include legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes. Except as expressly provided herein, Real Property Taxes shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes are levied or assessed against Landlord, in whole or in part, in lieu of, as a substitute for, any other tax which would otherwise constitute a Real Property Tax. In the event that at any time during the Term of this Lease the assessment for the Property is reduced on appeal with a result that Landlord receives a refund of any real estate taxes, Landlord shall pay to, or credit against installments of Rent, at Landlord’s election, Tenant its Pro Rata Share of any such refund (net of Landlord’s out-of-pocket expenditures in connection with such appeal).

Rentable Area or Rentable Square Feet. The actual, measurable area (square footage) within the Premises adjusted upward so as to allocate to the Premises a portion of the Common Area and non-usable areas of the Building. The parties agree that at the inception of this Lease the Premises contain 32,957 Rentable Square Feet, the Buildings contain a total of 192,062 Rentable Square Feet and such measurements are consistent with BOMA Standards ANSI-BOMA Z65.1-1996, as amended.

Service Facilities. The janitorial, security and building maintenance services used in the Buildings.

Tenant Improvements. Physical improvements to the Premises, including, without limitation, partitions, wiring, floor coverings, wall coverings, kitchens, HVAC, lighting, ceilings, outlets, data and telecommunications cable and millwork, all as specifically shown or described in Tenant’s Final Plans (defined in Exhibit D).

Tenant Party or Parties. Means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees and invitees.

EXHIBIT C

MEMORANDUM OF LEASE COMMENCEMENT

C-1

EXHIBIT D

TENANT IMPROVEMENT LETTER

D-1

EXHIBIT E

RULES AND REGULATIONS

E-1

EXHIBIT F

JANITORIAL SPECIFICATIONS

F-1

EXHIBIT G

ADDENDUM

G-1

EXHIBIT H

BUILDING SHELL CONDITION

H-1

EXHIBIT I

FORM OF SNDA

I-1

EXHIBIT J

FORM OF LETTER OF CREDIT

J-1

EXHIBIT K

LOCATION OF MONUMENT SIGN

K-1